CALCULATION OF REGISTRATION FEE

Title of Securities to be registered (1)	Amount to be Registered	Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Amount of Registration Fee (1)
3.000% Senior Notes due 2029	$500,000,000	99.869%	$499,345,000	$64,814.98
4.050% Senior Notes due 2049	$400,000,000	99.120%	$396,480,000	$51,463.10

(1)	Calculated in accordance with Rule 457(r) of the Securities Act of 1933, as amended.

Filed Pursuant to Rule 424(b)(5)
Registration No. 333-221917

Prospectus supplement to prospectus dated December 6, 2017

$900,000,000

Packaging Corporation of America

$500,000,000 3.000% Senior Notes due 2029

$400,000,000 4.050% Senior Notes due 2049

We are offering $500,000,000 aggregate principal amount of our 3.000% Senior Notes due 2029, which we refer to as the “2029 notes” and $400,000,000 aggregate principal amount of our 4.050% Senior Notes due 2049, which we refer to as the “2049 notes.” We refer to the 2029 notes and the 2049 notes collectively as the “notes.”

The 2029 notes will bear interest at a rate equal to 3.000% per year, and will mature on December 15, 2029. The 2049 notes will bear interest at a rate equal to 4.050% per year, and will mature on December 15, 2049. The notes will pay interest semi-annually in arrears on June 15 and December 15 of each year, beginning on June 15, 2020.

We may redeem some or all of the notes at any time at the redemption prices discussed under the caption “Description of the Notes—Optional Redemption.” If a change of control triggering event as described herein occurs with respect to a series of notes, unless we have exercised our option to redeem the notes of such series, we will be required to offer to repurchase the notes of such series at the repurchase price discussed under the caption “Description of the Notes—Repurchase at the Option of Holders Upon a Change of Control Triggering Event.”

The notes will be our senior unsecured and unsubordinated obligations and will rank equally with all of our other senior unsecured and unsubordinated indebtedness from time to time outstanding.

Each series of notes is a new issue of securities with no established trading market. We do not intend to apply to list the notes on any securities exchange or on any automated dealer quotation system.

Investing in the notes involves risk. See “Risk Factors” beginning on page S-7.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

	Per 2029 Note	Total 2029 Notes	Per 2049 Note	Total 2049 Notes
Public offering price(1)	99.869%	$499,345,000	99.120%	$396,480,000
Underwriting discounts	0.650%	$3,250,000	0.875%	$3,500,000
Proceeds, before expenses, to Packaging Corporation of America	99.219%	$496,095,000	98.245%	$392,980,000

(1)	Plus accrued interest, if any, from November 21, 2019, if settlement occurs after that date.

The underwriters expect to deliver the notes to investors in book-entry only form only through the facilities of The Depository Trust Company for the accounts of its participants, including Clearstream Banking, société anonyme, and Euroclear Bank, S.A./N.V., as operator of the Euroclear System, on or about November 21, 2019.

Joint Book-Running Managers

Deutsche Bank Securities	Wells Fargo Securities

Co-Managers

BMO Capital Markets	BofA Securities	Citigroup	J.P. Morgan	PNC Capital Markets LLC	Siebert Williams Shank

BB&T Capital Markets	Mizuho Securities	US Bancorp

The date of this prospectus supplement is November 18, 2019.

Prospectus Supplement

Prospectus

S-i

ABOUT THIS PROSPECTUS SUPPLEMENT

This document consists of two parts. The first part is this prospectus supplement, which contains specific information about the terms of the notes. The second part is the accompanying prospectus, which provides a general description of debt securities we may offer from time to time, some of which may not apply to the notes. In the event the information in this prospectus supplement differs in any way from the information set forth in the accompanying prospectus, this prospectus supplement will apply and will supersede the information in the accompanying prospectus.

We have not, and the underwriters have not, authorized anyone to provide you with any information or to make any representation that is different from, or in addition to, the information contained in this prospectus supplement and the accompanying prospectus, any documents incorporated by reference in this prospectus supplement or the accompanying prospectus and any free writing prospectus. We and the underwriters take no responsibility for, and can provide no assurances as to the reliability of, any other information that others may give you or representations that others may make. You should not assume that the information contained in this prospectus supplement or the accompanying prospectus, or the information contained in any document filed with the Securities and Exchange Commission (“SEC”) and incorporated by reference in this prospectus supplement or the accompanying prospectus, is accurate as of any date other than the date of each such document, unless the information specifically indicates that another date applies. Our business, financial condition, results of operations and prospects may have changed since those respective dates.

It is important for you to read and consider all of the information contained or incorporated by reference in this prospectus supplement, the accompanying prospectus or any free writing prospectus we have authorized in making your investment decision. You should also read and consider the information in the documents to which we have referred you in “Where You Can Find More Information” in the accompanying prospectus and “Incorporation of Certain Information by Reference” herein.

References in this prospectus supplement to “PCA,” “we,” “us” and “our” are to Packaging Corporation of America and its consolidated subsidiaries, unless the context otherwise requires. When referring to the issuer of the notes, these terms refer only to Packaging Corporation of America, exclusive of its subsidiaries.

SUMMARY

This summary highlights selected information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus. This is not intended to be a complete description of the matters covered in this prospectus supplement and the accompanying prospectus and is subject to, and qualified in its entirety by reference to, the more detailed information and financial statements (including the notes thereto) contained or incorporated by reference in this prospectus supplement and the accompanying prospectus. For a more complete understanding of this offering, we encourage you to read carefully this entire prospectus supplement, the accompanying prospectus, any free writing prospectus we have authorized and the documents incorporated by reference, including the information set forth under “Risk Factors” and our consolidated financial statements and related notes. In addition, certain statements in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference are forward-looking statements, which involve risks and uncertainties. See “Forward-Looking Statements” in the accompanying prospectus.

Our Company

PCA is the third largest producer of containerboard products and the third largest producer of uncoated freesheet paper in North America. We operate six containerboard mills, two paper mills and 94 corrugated products manufacturing plants.

Our containerboard mills produce linerboard and corrugating medium, which are papers primarily used in the production of corrugated products. Our corrugated products manufacturing plants produce a wide variety of corrugated packaging products, including conventional shipping containers used to protect and transport manufactured goods, multi-color boxes and displays with strong visual appeal that help to merchandise the packaged product in retail locations, and honeycomb protective packaging. In addition, we are a large producer of packaging for meat, fresh fruit and vegetables, processed food, beverages, and other industrial and consumer products.

We also manufacture and sell white papers, including both commodity and specialty papers, which may have custom or specialized features such as colors, coatings, high brightness, and recycled content. White papers consist of communication papers, including cut-size office papers and printing and converting papers.

We are headquartered in Lake Forest, Illinois and operate primarily in the United States. Packaging Corporation of America is a Delaware corporation. Our principal executive offices are located at 1 North Field Court, Lake Forest, Illinois 60045, and our telephone number is (847) 482-3000. Our website address is http://www.packagingcorp.com. This website address is not intended to be an active link and information on our website should not be construed to be part of this prospectus supplement or the accompanying prospectus.

THE OFFERING

The following summary contains basic information about the notes and is not intended to be complete. It does not contain all the information that may be important to you. For a more complete understanding of the notes, please refer to the section of this prospectus supplement entitled “Description of the Notes” and the section of the accompanying prospectus entitled “Description of Debt Securities.” For purposes of this “The Offering” section of this prospectus supplement, the terms “we,” “us” and “our” refer to Packaging Corporation of America, exclusive of its subsidiaries.

Issuer	Packaging Corporation of America

Securities Offered	$500,000,000 aggregate principal amount of 3.000% senior notes due 2029 and $400,000,000 aggregate principal amount of 4.050% senior notes due 2049.

Maturity Date	The 2029 notes mature on December 15, 2029 and the 2049 notes mature on December 15, 2049.

Interest Rate	The 2029 notes will bear interest from November 21, 2019 at a rate equal to 3.000% per year, and the 2049 notes will bear interest from November 21, 2019 at a rate equal to 4.050% per year.

Interest Payment Dates	We will pay interest on the notes on June 15 and December 15 of each year, beginning on June 15, 2020.

Optional Redemption	We may redeem the notes of either series, in whole or in part, at any time or from time to time at the redemption prices described under “Description of the Notes—Optional Redemption” in this prospectus supplement.

Repurchase at the Option of Holders Upon a Change of Control Triggering Event

Upon a “change of control triggering event” (as defined herein) with respect to a series of notes, you will have the right to require us to repurchase your notes of such series at a repurchase price equal to 101% of the principal amount of the notes of such series repurchased plus any accrued and unpaid interest to, but not including, the repurchase date. See “Description of the Notes—Repurchase at the Option of Holders Upon a Change of Control Triggering Event” in this prospectus supplement.

Ranking	The notes will be our unsecured and unsubordinated obligations, ranking equally in right of payment with all of our existing and future unsecured and unsubordinated indebtedness, and will be senior in right of payment to any of our future subordinated indebtedness.

The notes will be junior in right of payment to our existing and future secured indebtedness to the extent of assets securing that indebtedness and will be structurally subordinated to the existing and future indebtedness and other liabilities of our subsidiaries.

Covenants	We will issue each series of notes under an indenture containing covenants for your benefit. These covenants require us to satisfy certain conditions in order to:

•	incur debt secured by liens;

•	engage in sale and leaseback transactions; or

•	merge or consolidate with another entity.

For a more detailed discussion of these covenants, see “Description of Debt Securities—Covenants” in the accompanying prospectus.

Form and Denomination	Each series of notes will be issued in book-entry only form and will be represented by a permanent global certificate deposited with, or on behalf of, The Depository Trust Company (“DTC”) and registered in the name of Cede & Co., DTC’s nominee. Beneficial interests in the notes will be shown on, and transfers will be effected only through, records maintained by DTC and its participants, including Euroclear Bank, S.A./N.V. and Clearstream Banking, société anonyme. Except in the limited circumstances described in this prospectus supplement, owners of beneficial interests in the notes will not receive or be entitled to receive certificated notes. See “Description of the Notes—Book-Entry; Delivery and Form.” The notes will be issued only in denominations of $2,000 and integral multiples of $1,000 in excess thereof.

Use of Proceeds	We anticipate that we will receive approximately $887.1 million in net proceeds from this offering of the notes, after deducting underwriting discounts and other estimated expenses of this offering payable by us. We intend to use these net proceeds, together with a portion of our cash on hand, to redeem our outstanding 2.450% Senior Notes due 2020 (the “2020 notes”) and 3.900% Senior Notes due 2022 (the “2022 notes”). See “Use of Proceeds” in this prospectus supplement.

Further Issues	The indenture does not limit the amount of debt securities that we may issue thereunder and provides that the debt securities may be issued from time to time in one or more series. We may from time to time, without notice to or the consent of the holders of the notes, create and issue additional debt securities having the same form and terms as (other than the date of issuance and, under some circumstances, issue price, the date from which interest thereon will begin to accrue and the first interest payment date) and ranking equally and ratably with the notes in all respects, as described under “Description of the Notes—Further Issues.”

Trustee	U.S. Bank National Association

Governing Law	New York

Risk Factors	You should carefully consider all of the information contained or incorporated by reference in this prospectus supplement, the accompanying prospectus and any free writing prospectus we have authorized, and, in particular, you should carefully read the section entitled “Risk Factors” beginning on page S-7 in this prospectus supplement, before investing in the notes.

SUMMARY CONSOLIDATED FINANCIAL DATA

The following summary consolidated financial data for the years ended December 31, 2018, 2017 and 2016 are derived from our audited consolidated financial statements. The following summary consolidated financial data for the nine months ended September 30, 2019 and 2018 and as of September 30, 2019 are derived from our unaudited consolidated financial statements. In the opinion of management, our unaudited summary consolidated financial data reflects all adjustments of a normal recurring nature necessary for a fair presentation of such financial data and has been prepared on the same basis as our audited consolidated financial statements. Interim results are not necessarily indicative of results of operations for the full year. The summary consolidated financial data should be read in conjunction with our consolidated financial statements, and the related notes thereto, and the sections entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” as provided in our Annual Report on Form 10-K for the year ended December 31, 2018, and our Quarterly Report on Form 10-Q for the period ended September 30, 2019, which reports are incorporated by reference into this prospectus supplement.

	For The Nine Months Ended September 30,		For The Year Ended December 31,
	2019	2018	2018	2017	2016
	(In millions)
Statement of Income Data:
Net sales	$5,244.3	$5,268.1	$7,014.6	$6,444.9	$5,779.0
Net income	560.2	533.4	738.0	668.6	449.6

	As of September 30, 2019	As of December 31,
		2018	2017
	(In millions)
Balance Sheet Data:
Total assets	$7,191.1	$6,569.7	$6,197.5
Total debt obligations(1)	2,741.9	2,502.7	2,650.7
Stockholders’ equity	3,034.7	2,672.4	2,182.6

(1)

Includes current portion of long-term debt and long-term debt net of debt issuance costs and finance lease obligations. Effective January 1, 2019, the Company adopted Accounting Standards Update (ASU) 2016-02 (Topic 842): Leases, which requires the recognition of lease assets and lease liabilities by lessees for those leases classified as operating leases under previous guidance. As we elected the option provided under the guidance to not restate comparative periods, we began recording operating lease liabilities with corresponding right of use (ROU) assets on January 1, 2019. As such, total debt obligations in the table above include operating lease obligations of $237.7 million as of September 30, 2019. Prior periods presented do not include any operating lease obligations.

RISK FACTORS

You should carefully consider and evaluate the following risk factors and the information contained or incorporated by reference in this prospectus supplement, the accompanying prospectus and any free writing prospectus we have authorized, including the risk factors incorporated by reference from our most recent Annual Report on Form 10-K, as updated by our quarterly reports on Form 10-Q and other filings we make with the SEC. Our business, financial condition, liquidity or results of operations could be materially and adversely affected by any of these risks. These risks are not intended as, and should not be construed as, an exhaustive list of relevant risk factors. There may be other risks that a prospective investor should consider that are relevant to the investor’s own particular circumstances or to investors generally.

We are permitted to incur more debt, which may intensify the risks associated with our current leverage, including the risk that we will be unable to service our debt.

The indenture governing the notes does not limit the amount of additional debt that we may incur. In addition, the indenture does not contain any restrictive covenants limiting our ability to pay dividends or make any payments on junior or other indebtedness. If we incur additional debt, the risks associated with our leverage, including the risk that we will be unable to service our debt, including the notes, will increase.

The notes are structurally subordinated to the indebtedness and other liabilities of our subsidiaries.

The notes are obligations of PCA exclusively and not obligations of any of our subsidiaries. The notes will not be guaranteed by any of our subsidiaries. Our subsidiaries are separate legal entities that have no obligation to pay any amounts due under the notes or to make any funds available therefor, whether by dividends, loans or other payments. Holders of the notes will have subordinate claims against the assets of our subsidiaries as compared to the creditors of such subsidiaries. Accordingly, the notes will be structurally subordinated to all existing and future indebtedness and other liabilities of our subsidiaries, including their guarantees of our existing revolving credit facility. See “Description of the Notes—Ranking.”

In addition, the indenture governing the notes does not contain any limitation on the amount of liabilities, such as trade payables, that may be incurred by our subsidiaries. Certain of our subsidiaries guarantee our existing revolving credit facility. Such guarantees are structurally senior to the notes. In addition to these guarantees, as of September 30, 2019, our subsidiaries had approximately $268 million of indebtedness and other liabilities reflected on our balance sheet, all of which would have been structurally senior to the notes.

The notes will be subject to the prior claims of any secured creditors and, if a default occurs, we may not have sufficient funds to fulfill our obligations under the notes.

The notes are our unsecured and unsubordinated obligations, ranking equally with our other unsecured and unsubordinated indebtedness and effectively junior to any secured indebtedness we may incur. If we incur additional secured debt, our assets securing that indebtedness will be subject to prior claims by our secured creditors. In the event of our bankruptcy, insolvency, liquidation, reorganization, dissolution or other winding up, our assets that secure debt will be available to pay obligations on the notes only after all debt secured by those assets has been repaid in full. Holders of the notes will participate in any remaining assets ratably with all of our other unsecured and unsubordinated creditors, including trade creditors. If there are not sufficient assets remaining to pay all these creditors, then all or a portion of the notes then outstanding would remain unpaid. As of September 30, 2019, we had $18 million of secured indebtedness outstanding on a consolidated basis.

We have made only limited covenants in the indenture governing the notes.

The indenture governing each series of notes contains limited covenants, including those restricting our ability and certain of our subsidiaries’ ability to incur debt secured by liens and engage in sale and leaseback transactions. The limitations on incurring debt secured by liens and sale and leaseback transactions contain exceptions that will allow us and our subsidiaries to incur liens with respect to material assets. See “Description of Debt Securities—Covenants” in the accompanying prospectus. In light of these exceptions, holders of the notes may be structurally or contractually subordinated to new lenders.

The change of control triggering event provision in the notes provides only limited protection against significant events that could negatively impact the value of your notes.

As described under “Description of the Notes—Repurchase at the Option of Holders Upon a Change of Control Triggering Event,” upon the occurrence of a change of control triggering event with respect to the notes, we will be required to offer to repurchase the notes at 101% of their principal amount plus accrued and unpaid interest, if any, accrued to, but not including, the repurchase date, unless the notes have already been called for redemption. However, the definition of the term “change of control triggering event” is limited and does not cover a variety of transactions (such as certain acquisitions or recapitalizations) that could negatively impact the value of your notes. For a change of control triggering event to occur, there must be both a change of control and a ratings downgrade to below investment grade by each rating agency (as defined in the indenture). As such, if we enter into a significant corporate transaction that negatively impacts the value of your notes, but which does not constitute a change of control triggering event, you would not have any rights to require us to repurchase the notes prior to their maturity or to otherwise seek any remedies.

We may not be able to repurchase all of the notes upon a change of control triggering event.

As described under “Description of the Notes—Repurchase at the Option of Holders Upon a Change of Control Triggering Event,” we will be required to offer to repurchase the notes upon the occurrence of a change of control triggering event, unless the notes have already been called for redemption. We may not have sufficient funds to repurchase the notes in cash at that time or have the ability to arrange necessary financing on acceptable terms. In addition, the terms of our other debt agreements or applicable law may limit our ability to repurchase the notes for cash. Our failure to purchase the notes as required under the indenture governing the notes would result in a default under the indenture, which could have material adverse consequences for us and the holders of the notes.

We may redeem your notes at our option, which may adversely affect your return.

As described under “Description of the Notes—Optional Redemption,” we have the right to redeem the notes in whole or from time to time in part. We may choose to exercise this redemption right when prevailing interest rates are relatively low. As a result, you generally will not be able to reinvest the redemption proceeds in a comparable security at an effective interest rate as high as that of the notes.

There is no established trading market for the notes. If a trading market for the notes develops, it may not be liquid.

Each series of notes is a new issue of securities with no established trading market. We do not intend to apply to list the notes on any securities exchange or on any automated dealer quotation system. The underwriters have advised us that they currently intend to make a market in the notes following this offering, as permitted by applicable laws and regulations. However, the underwriters have no obligation to make a market in notes and they may cease market-making activities at any time without notice. Further, we cannot provide assurances about the liquidity of any trading market that may develop for the notes, your ability to sell your notes or the prices at which you will be able to sell your notes. Any trading market for the notes that develops and any future trading prices of the notes may be affected by many factors, including:

•	prevailing interest rates;

•	our financial condition and results of operations;

•	the then-current ratings assigned to the notes;

•	the market for similar notes;

•	the time remaining to the maturity of the notes;

•	the outstanding amount of the notes; and

•	the terms related to optional redemption of the notes.

Ratings of the notes may change after issuance and affect the market price and marketability of the notes.

We currently expect that, before they are issued, the notes will be rated by at least two nationally recognized statistical rating organizations. Those ratings are limited in scope, and do not address all material risks relating to an investment in the notes, but rather reflect only the view of each rating agency at the time the rating is issued. An explanation of the significance of the rating may be obtained from the applicable rating agency. Any rating is not a recommendation to purchase, sell or hold any particular security, including the notes. We cannot provide assurances that the ratings will be issued or remain in effect or that the ratings will not be lowered, suspended or withdrawn entirely by the rating agencies. It is also possible that the ratings may be lowered in connection with future events, such as acquisitions. If rating agencies lower, suspend or withdraw the ratings, the market price or marketability of the notes may be adversely affected. In addition, any decline in the ratings of the notes may make it more difficult for us to raise capital on acceptable terms.

USE OF PROCEEDS

We anticipate that we will receive approximately $887.1 million in net proceeds from this offering of the notes, after deducting underwriting discounts and other estimated expenses of this offering payable by us. We intend to use these net proceeds, together with a portion of our cash on hand, to redeem our outstanding 2020 notes and 2022 notes.

CAPITALIZATION

The following table sets forth our cash and cash equivalents and our capitalization as of September 30, 2019 on an actual basis and as adjusted to give effect to the sale of the notes in this offering and the application of the net proceeds therefrom as described under “Use of Proceeds”.

You should read this table in conjunction with “Use of Proceeds” in this prospectus supplement and our consolidated financial statements and related notes incorporated by reference in this prospectus supplement and the accompanying prospectus. The as adjusted information may not reflect our cash, debt and capitalization in the future.

	As of September 30, 2019
	Actual		As Adjusted
	(In millions)
Cash and cash equivalents	$738.3		$704.4	(h)

Debt
Revolving credit facility(a)	$—		$—
2.450% Senior Notes due 2020(b)	499.8		—
3.900% Senior Notes due 2022(c)	399.9		—
4.500% Senior Notes due 2023(d)	699.1		699.1
3.650% Senior Notes due 2024(e)	399.4		399.4
3.400% Senior Notes due 2027(f)	498.6		498.6
3.000% Senior Notes due 2029 offered hereby	—		499.3
4.050% Senior Notes due 2049 offered hereby	—		396.5
Finance and Operating leases	255.6		255.6

Total debt	2,752.4	(g)	2,748.5
Total stockholders’ equity	3,034.7		3,007.9	(i)

Total capitalization	$5,787.1		$5,756.4

(a)

As of September 30, 2019, we had $329.2 million of availability under the revolving credit facility, net of $20.8 million of letters of credit outstanding. Our revolving credit facility matures in August 2021.

(b)	Represents $500.0 million in aggregate principal amount, net of $0.2 million discount.
(c)	Represents $400.0 million in aggregate principal amount, net of $0.1 million discount.
(d)	Represents $700.0 million in aggregate principal amount, net of $0.9 million discount.
(e)	Represents $400.0 million in aggregate principal amount, net of $0.6 million discount.
(f)	Represents $500.0 million in aggregate principal amount, net of $1.4 million discount.
(g)	Excludes $10.5 million of deferred debt issuance costs.
(h)	To reflect the net effect on cash of the following transactions:

Cash and cash equivalents, as reported	$738.3
Proceeds from notes offered hereby, net of discount	895.8
Redemption of 2020 notes, including redemption premium (but not including accrued interest)	(503.6)
Redemption of 2022 notes, including redemption premium (but not including accrued interest)	(417.3)
Estimated underwriting discounts, fees and expenses	(8.8)

Cash and cash equivalents, as adjusted	$704.4

(i)	To reflect the impact on stockholders’ equity of the following transactions:

Stockholders’ equity, as reported	$3,034.7
Write-off deferred debt issuance costs, net of tax	(1.1)
Write-off of treasury lock settlements, net of tax	(10.1)
Write-off of redemption premiums, net of tax	(15.6)

Stockholders’ equity, as adjusted	$3,007.9

DESCRIPTION OF THE NOTES

We will issue the 3.000% Notes due 2029 (the “2029 notes”) and the 4.050% Notes due 2049 (the “2049 notes” and, together with the 2029 notes, the “notes”) under the indenture, dated July 21, 2003, between us and U.S. Bank National Association, as trustee. Each of the 2029 notes and the 2049 notes constitutes a separate issue of “debt securities” under the indenture described in the accompanying prospectus and this prospectus supplement. The following description of the particular terms of the notes offered by this prospectus supplement adds information to (and to the extent inconsistent therewith supersedes) the description of the general terms and provisions of debt securities under the heading “Description of Debt Securities” in the accompanying prospectus. As used in this section, “PCA,” “we,” “us” and “our” refer to Packaging Corporation of America, the issuer of the notes, exclusive of its subsidiaries.

The 2029 notes will mature on December 15, 2029, and the 2049 notes will mature on December 15, 2049. The notes will be issued in fully registered form without coupons, in denominations of $2,000 and integral multiples of $1,000 in excess thereof. The notes will be denominated and payable in U.S. dollars.

Each series of notes will bear interest from November 21, 2019, or from the most recent date to which interest has been paid or duly provided for, at a rate of 3.000% per year for the 2029 notes and 4.050% for the 2049 notes. Interest will be payable on the notes semi-annually in arrears on June 15 and December 15 of each year, beginning on June 15, 2020, to the person in whose name a note is registered at the close of business on June 1 and December 1, respectively. Interest with respect to the notes will be computed on the basis of a 360-day year consisting of twelve 30-day months.

The principal of and premium, if any, and interest on the notes will be payable, and any notes in definitive certificated form may be surrendered for registration of transfer or exchange, at the office or agency maintained at the corporate trust office of the trustee in the Borough of Manhattan, The City of New York; provided that payments of interest may be made at our option by check mailed to the address of the persons in whose names notes are registered or by transfer to an account maintained by the payee with a bank located in the United States; and provided, further, that payments on global notes will be made to DTC, or its nominee. No service charge shall be made for any registration of transfer or exchange of notes, but we or the trustee may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith.

If any interest payment date, redemption date or maturity date of any of the notes is not a business day in The City of New York, then payment of principal, premium, if any, and interest will be made on the next succeeding business day as if it were made on the date payment was due, and no interest will accrue on the amount so payable for the period from and after such interest payment date, redemption date or maturity date, as the case may be.

We will not be required to:

•

issue, register the transfer of or exchange notes during the period beginning at the opening of business 15 days before any selection of notes to be redeemed and ending at the close of business on the day of that selection; or

•	register the transfer of or exchange any notes, or portion thereof, called for redemption, except for the unredeemed portion of any notes being redeemed in part.

Ranking

The notes will be our unsecured and unsubordinated obligations and will rank equally in right of payment with all of our existing and future unsecured and unsubordinated indebtedness. The notes will be structurally subordinated to the existing and future indebtedness and other liabilities of our subsidiaries, including their guarantees of our existing revolving credit facility. As of September 30, 2019, excluding these guarantees by certain of our subsidiaries of our existing revolving credit facility, our subsidiaries had approximately $268 million of indebtedness and other liabilities reflected on our balance sheet, all of which would have been structurally senior to the notes. The notes will also be junior in right of payment to our existing and future secured indebtedness to the extent of our assets securing that indebtedness. See “Risk Factors” in this prospectus supplement.

Further Issues

We will issue $500,000,000 aggregate principal amount of 2029 notes in this offering. We may, from time to time, without notice to or the consent of any holders of 2029 notes issue additional 2029 notes. Any such additional 2029 notes will have the same form and terms (other than the date of issuance and, under certain circumstances, the issue price, the date from which interest thereon will begin to accrue and the first interest payment date), and will carry the same right to receive accrued and unpaid interest, as the 2029 notes offered by this prospectus supplement, and such additional 2029 notes will form a single series with the 2029 notes offered by this prospectus supplement.

We will issue $400,000,000 aggregate principal amount of 2049 notes in this offering. We may, from time to time, without notice to or the consent of any holders of 2049 notes issue additional 2049 notes. Any such additional 2049 notes will have the same form and terms (other than the date of issuance and, under certain circumstances, the issue price, the date from which interest thereon will begin to accrue and the first interest payment date), and will carry the same right to receive accrued and unpaid interest, as the 2049 notes offered by this prospectus supplement, and such additional 2049 notes will form a single series with the 2049 notes offered by this prospectus supplement.

Optional Redemption

At any time prior to the Par Call Date, the 2029 notes will be redeemable, in whole or from time to time in part, at our option at a redemption price equal to the greater of:

•	100% of the principal amount of the 2029 notes to be redeemed; and

•

the sum of the present values of the remaining scheduled payments of principal and interest on the 2029 notes to be redeemed that would be due on the final maturity date of the 2029 notes (assuming that the 2029 notes matured on the Par Call Date) (exclusive of interest accrued to the applicable redemption date) discounted to the redemption date on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate, plus 20 basis points, plus, in the case of both the first and second bullet points above, accrued and unpaid interest on the principal amount of the 2029 notes being redeemed to, but not including, the redemption date.

In addition, at any time on or after the Par Call Date, the 2029 notes will be redeemable, in whole or in part, at our option at a redemption price equal to 100% of the principal amount of the 2029 notes being redeemed plus accrued and unpaid interest thereon to, but not including, the redemption date.

At any time prior to the Par Call Date, the 2049 notes will be redeemable, in whole or from time to time in part, at our option at a redemption price equal to the greater of:

•	100% of the principal amount of the 2049 notes to be redeemed; and

•

the sum of the present values of the remaining scheduled payments of principal and interest on the 2049 notes to be redeemed that would be due on the final maturity date of the 2049 notes (assuming that the 2049 notes matured on the Par Call Date) (exclusive of interest accrued to the applicable redemption date) discounted to the redemption date on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate, plus 30 basis points, plus, in the case of both the first and second bullet points above, accrued and unpaid interest on the principal amount of the 2049 notes being redeemed to, but not including, the redemption date.

In addition, at any time on or after the Par Call Date, the 2049 notes will be redeemable, in whole or in part, at our option at a redemption price equal to 100% of the principal amount of the 2049 notes being redeemed plus accrued and unpaid interest thereon to, but not including, the redemption date.

“Comparable Treasury Issue” means, with respect to any redemption date for the notes, the United States Treasury security selected by the Independent Investment Banker as having a maturity comparable to the remaining term of the notes (assuming, for this purpose, that the notes mature on the applicable Par Call Date) to be redeemed that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of the notes.

“Comparable Treasury Price” means, with respect to any redemption date for the notes, (1) the average of five Reference Treasury Dealer Quotations for the redemption date, after excluding the highest and lowest Reference Treasury Dealer Quotation, (2) if the Independent Investment Banker obtains fewer than five but more than one Reference Treasury Dealer Quotations for the redemption date, the average of all such quotations or (3) if the Independent Investment Banker obtains only one Reference Treasury Dealer Quotation for the redemption date, that Reference Treasury Dealer Quotation.

“Independent Investment Banker” means, with respect to any redemption date for the notes, any of Deutsche Bank Securities Inc. or Wells Fargo Securities, LLC and their respective successors, whichever is selected by us, or, if all such firms or the respective successors, if any, to such firms, as the case may be, are unwilling or unable to select the Comparable Treasury Issue, an independent investment banking institution of national standing in the United States of America appointed by us.

“Par Call Date” means, with respect to the 2029 notes, September 15, 2029, and with respect to the 2049 notes, June 15, 2049.

“Reference Treasury Dealer” means, with respect to any redemption date for the notes, each of (i) Deutsche Bank Securities Inc. and Wells Fargo Securities, LLC and their respective successors (provided, however, that if any firm or any successor, as the case may be, ceases to be a primary U.S. Government securities dealer in New York City (a “Primary Treasury Dealer”), we shall substitute therefor another Primary Treasury Dealer); and (ii) two other Primary Treasury Dealers selected by us.

“Reference Treasury Dealer Quotation” means, with respect to each Reference Treasury Dealer and any redemption date for the notes, the average, as determined by the Independent Investment Banker, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the Independent Investment Banker by such Reference Treasury Dealer at 5:00 p.m., New York City time, on the third business day preceding such redemption date.

“Treasury Rate” means, with respect to any redemption date for the notes:

•

the yield, under the heading that represents the average for the immediately preceding week, appearing in the most recent H.15, for United States Treasury securities adjusted to constant maturity with a maturity corresponding to the applicable Comparable Treasury Issue (if no maturity is within three months before or after the final maturity date for the notes (assuming, for this purpose, that the notes mature on the Par Call Date), yields for the two published maturities most closely corresponding to such Comparable Treasury Issue shall be determined and the Treasury Rate shall be interpolated or extrapolated from such yields on a straight line basis, rounding to the nearest month); or

•

if such release (or any successor release) is not published during the week preceding the calculation date or does not contain such yields, the rate per annum equal to the semi-annual equivalent yield to maturity of the applicable Comparable Treasury Issue, calculated using a price for such applicable Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such redemption date.

The Treasury Rate shall be calculated on the third business day preceding the applicable redemption date (or in the case of satisfaction and discharge, on the third business day preceding the deposit with the trustee). As used in the immediately preceding sentence and in the definition of “Reference Treasury Dealer Quotation” above, the term “business day” means each Monday, Tuesday, Wednesday, Thursday and Friday which is not a day on which banking institutions in The City of New York are authorized or obligated by law, regulation or executive order to close. “H.15” means the daily statistical release designated as such, or any successor publication or program, published (including on its website) by the Board of Governors of the U. S. Federal Reserve System.

Notice of any redemption will be mailed at least 15 days but not more than 45 days before the redemption date to each holder of notes to be redeemed at such holder’s registered address. Notices of redemption may be conditioned upon the consummation of a financing transaction or asset disposition (or a series of financing transactions or asset dispositions) in which part or all of the proceeds of such transaction will be used to redeem the applicable series of notes. In addition, if such redemption is subject to satisfaction of any such condition, the notice of redemption may state that, in our discretion, the redemption date may be delayed until such time as such condition shall be satisfied, or such redemption may not occur and such notice may be rescinded in the event that such condition shall not have been satisfied by the redemption date, or the redemption date so delayed. If less than all the notes of a series are to be redeemed at our option, the trustee will select, in such manner as it deems fair and appropriate, the notes (or portions thereof) of such series to be redeemed. Unless we default in payment of the redemption price, on and after the redemption date interest will cease to accrue on the notes or portions thereof called for redemption on such redemption date.

Nothing in the indenture prohibits us from acquiring the notes by means other than a redemption, whether pursuant to an issuer tender offer or otherwise, assuming such acquisition does not otherwise violate the terms of the indenture.

Repurchase at the Option of Holders Upon a Change of Control Triggering Event

If a Change of Control Triggering Event (as defined below) with respect to the notes of a series occurs, unless we have previously exercised our right to redeem the notes of such series as described above, we will make an offer to each holder of notes of such series to repurchase all or any part (equal to $2,000 or integral multiples of $1,000 in excess thereof) of that holder’s notes of such series at a repurchase price in cash equal to 101% of the aggregate principal amount of notes of such series repurchased plus any accrued and unpaid interest on the notes of such series repurchased to, but not including, the repurchase date. Within 30 days following any Change of Control Triggering Event or, at our option, prior to any Change of Control (as defined below), but after the public announcement of an impending Change of Control, we will mail a notice to each holder of the notes of such series, with a copy to the trustee, describing the transaction or transactions that constitute or may constitute the Change of Control Triggering Event and offering to repurchase notes on the Change of Control Triggering Event payment date specified in the notice, which date will be no earlier than 30 days and no later than 60 days from the date such notice is mailed. The notice shall, if mailed prior to the date of consummation of the Change of Control, state that the offer to repurchase is conditioned on the Change of Control being consummated on or prior to the payment date specified in the notice.

We will comply with the requirements of Rule 14e-1 under the Securities Exchange Act of 1934 (the “Exchange Act”) and any other securities laws and regulations thereunder, to the extent those laws and regulations are applicable in connection with the repurchase of the notes of such series as a result of a Change of Control Triggering Event. To the extent that the provisions of any securities laws or regulations conflict with the Change of Control Triggering Event provisions of the notes, we will comply with the applicable securities laws and regulations and will not be deemed to have breached our obligations under the Change of Control Triggering Event provisions of the notes by virtue of such conflict.

On the Change of Control Triggering Event payment date, we will, to the extent lawful:

•	accept for payment all notes or portions of notes (in minimum denominations of $2,000 and integral multiples of $1,000 in excess thereof) properly tendered pursuant to our offer;

•	deposit with the paying agent an amount equal to the aggregate purchase price in respect of all notes or portions of notes properly tendered; and

•	deliver or cause to be delivered to the trustee the notes properly accepted, together with an officers’ certificate stating the aggregate principal amount of notes being repurchased by us.

The paying agent will promptly mail or otherwise deliver to each holder of notes properly tendered the purchase price for the notes, and the trustee will promptly authenticate and mail (or cause to be transferred by book-entry) to each holder a new note equal in principal amount to any unpurchased portion of any notes surrendered; provided, that each new note will be in a principal amount of $2,000 or an integral multiple of $1,000 in excess thereof.

We will not be required to make an offer to repurchase the notes of a series upon a Change of Control Triggering Event if a third party makes such an offer in the manner, at the times and otherwise in compliance with the requirements for an offer made by us and such third party purchases all notes properly tendered and not withdrawn under its offer. An offer to repurchase the notes of a series upon a Change of Control Triggering Event may be made in advance of a Change of Control Triggering Event, if a definitive agreement is in place for a Change of Control at the time of the making of such an offer.

In the future, we could enter into certain transactions, including acquisitions, refinancings or other recapitalizations, that would not constitute a Change of Control, but that could increase the amount of debt outstanding at such time or otherwise affect our capital structure or credit ratings. See “Risk Factors—The change of control triggering event provision in the notes provides only limited protection against significant events that could negatively impact the value of your notes.”

For purposes of the foregoing discussion of a repurchase at the option of holders, the following definitions are applicable:

“Below Investment Grade Rating Event” occurs, with respect to the notes of a series, if the notes of such series cease to be rated Investment Grade by each of the Rating Agencies on any date from the earlier of (1) the occurrence of a Change of Control or (2) public notice of our intention to effect a Change of Control, in each case until the end of the 60-day period following the earlier of (i) the occurrence of a Change of Control or (ii) public notice of our intention to effect a Change of Control; provided, however, that if during such 60-day period one or more Rating Agencies has publicly announced that it is considering a possible downgrade of the notes of such series, then such 60-day period shall be extended for such time as the rating of the notes of such series by any Rating Agency remains under publicly announced consideration for possible downgrade. Notwithstanding the foregoing, a Below Investment Grade Rating Event otherwise arising by virtue of a particular reduction in rating shall not be deemed to have occurred in respect of a particular Change of Control (and thus shall not be deemed a Below Investment Grade Rating Event for purposes of the definition of Change of Control Triggering Event) if each Rating Agency making the reduction in rating to which this definition would otherwise apply does not announce or publicly confirm or inform the trustee in writing at our or its request that the reduction was the result, in whole or in part, of any event or circumstance comprised of or arising as a result of, or in respect of, the applicable Change of Control (whether or not the applicable Change of Control shall have occurred at the time of the Below Investment Grade Rating Event).

“Change of Control” means the occurrence of any of the following:

•

the direct or indirect sale, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of our properties or assets and those of our subsidiaries taken as a whole to any Person, other than us or one of our subsidiaries;

•	the adoption of a plan relating to our liquidation or dissolution;

•	the first day on which a majority of the members of our Board of Directors are not Continuing Directors;

•

the consummation of any transaction or series of related transactions (including, without limitation, any merger or consolidation) the result of which is that any Person becomes the beneficial owner (as defined in Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, of more than 50% of the then outstanding shares of our Voting Stock, measured by voting power rather than number of shares; or

•

we consolidate with, or merge with or into, any Person, or any Person consolidates with, or merges with or into, us, in any such event pursuant to a transaction in which any of our outstanding Voting Stock or any of the outstanding Voting Stock of such other Person is converted into or exchanged for cash, securities or other property, other than any such transaction where the shares of our Voting Stock outstanding immediately prior to such transaction constitute, or are converted into or exchanged for, a majority of the Voting Stock of the surviving Person immediately after giving effect to such transaction.

Notwithstanding the foregoing, a transaction or series of related transactions effected to create a holding company for us will not be deemed to involve a Change of Control under the fourth bullet point above if (1) pursuant to such transaction or series of related transactions, we become a direct or indirect wholly owned subsidiary of such holding company and (2)(A) the direct or indirect holders of the Voting Stock of such holding company immediately following that transaction are substantially the same as the holders of our Voting Stock immediately prior to that transaction or (B) immediately following that transaction no Person (other than a holding company satisfying the requirements of this sentence) is the beneficial owner, directly or indirectly, of a majority of the Voting Stock of such holding company, measured by voting power rather than number of shares.

The definition of Change of Control includes a phrase relating to the direct or indirect sale, lease, transfer, conveyance or other disposition of “all or substantially all” of our properties or assets and those of our subsidiaries taken as a whole. Although there is a limited body of case law interpreting the phrase “substantially all” there is no precise established definition of the phrase under applicable law. Accordingly, the ability of a holder of notes to require us to repurchase its notes as a result of a sale, lease, transfer, conveyance or other disposition of less than all of our properties and assets and those of our subsidiaries taken as a whole to another person or group may be uncertain.

“Change of Control Triggering Event” means, with respect to the notes of a series, the occurrence of both a Change of Control and a Below Investment Grade Rating Event.

“Continuing Directors” means, as of any date of determination, any member of our board of directors who (1) was a member of such board of directors on the date of the issuance of the notes; or (2) was nominated for election or elected to such board of directors with the approval of a majority of the Continuing Directors who were members of such board of directors at the time of such nomination or election (either by a specific vote or by approval of our proxy statement in which such member was named as a nominee for election as a director).

“Investment Grade” means a rating of Baa3 or better by Moody’s (or its equivalent under any successor rating categories of Moody’s) and a rating of BBB- or better by S&P (or its equivalent under any successor rating categories of S&P) or the equivalent investment grade credit rating from any additional Rating Agency or Rating Agencies.

“Moody’s” means Moody’s Investors Service, Inc. and its successors.

“Person” has the meaning assigned to that term in Section 13(d)(3) of the Exchange Act.

“Rating Agency” means (1) each of Moody’s and S&P; and (2) if either Moody’s or S&P ceases to rate the notes or fails to make a rating of the notes publicly available for reasons outside of our control, a “nationally recognized statistical rating organization,” within the meaning of Section 3(a)(62) of the Exchange Act, selected by us as a replacement agency for Moody’s or S&P, or both, as the case may be.

“S&P” means Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc., and its successors.

“Voting Stock” means, with respect to any Person as of any date, the capital stock of such Person that is at the time entitled to vote generally in the election of the board of directors (or persons performing similar functions) of such Person.

Book Entry; Delivery and Form

Global Notes

The certificates representing each series of notes will be represented by one or more global notes issued in fully registered form without coupons, except in the limited circumstances described below. The global notes will be deposited with, or on behalf of, DTC and registered in the name of Cede & Co., as nominee of DTC, or will remain in the custody of the trustee pursuant to the FAST Balance Certificate Agreement between DTC and the trustee.

Ownership of beneficial interests in each global note will be limited to persons who have accounts with DTC, which we refer to as DTC participants, or persons who hold interests through DTC participants. We expect that under procedures established by DTC, ownership of beneficial interests in each global note will be shown on, and transfer of ownership of those interests will be effected only through, records maintained by DTC, with respect to interests of DTC participants, and the records of DTC participants, with respect to other owners of beneficial interests in the global notes.

All interests in the global notes will be subject to the procedures and requirements of DTC. Those interests may also be subject to the procedures and requirements of the direct and indirect participants in DTC’s book entry system, including Euroclear Bank S.A./N.V., as operator of the Euroclear System (“Euroclear”), and Clearstream Banking, société anonyme (“Clearstream Luxembourg”).

Certificated Notes

Notes in physical, certificated form will be issued and delivered to each person that DTC identifies as a beneficial owner of the related notes only if:

•

DTC notifies us that it is unwilling or unable to continue as depository for the global notes or DTC ceases to be a clearing agency registered as such under the Exchange Act if so required by applicable law or regulation, and no successor depository for the notes shall have been appointed within 90 days of such notification or of our becoming aware of DTC’s ceasing to be so registered, as the case may be; or

•	we, in our sole discretion, but subject to the procedures of DTC, execute and deliver to the trustee an order to the effect that the global notes shall be so exchangeable.

Upon any such exchange, we will execute and the trustee will authenticate and deliver certificated notes in exchange for interests in the global notes. We anticipate that those certificated notes will be registered in such names as DTC instructs the trustee and that those instructions will be based upon directions received by DTC from its participants with respect to ownership of beneficial interests in the global notes.

Book Entry System

DTC has advised us that it is:

•	a limited purpose trust company organized under the New York Banking Law;

•	a “banking organization” within the meaning of the New York Banking Law;

•	a member of the Federal Reserve System;

•	a “clearing corporation” within the meaning of the New York Uniform Commercial Code; and

•	“a clearing agency” registered pursuant to the provisions of Section 17A of the Exchange Act.

DTC was created to hold securities of institutions that have accounts with DTC (“participants”) and to facilitate the clearance and settlement of securities transactions among its participants in such securities through electronic book entry changes in accounts of the participants, thereby eliminating the need for physical movement of securities certificates. DTC’s participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations. DTC is a wholly owned subsidiary of The Depository Trust & Clearing Corporation (“DTCC”). DTCC is the holding company for DTC, National Securities Clearing Corporation and Fixed Income Clearing Corporation, all of which are registered clearing agencies. DTCC is owned by the users of its regulated subsidiaries. Indirect access to DTC’s book entry system is also available to others such as banks, brokers, dealers and trust companies (“indirect participants”) that clear through or maintain a custodial relationship with a participant, either directly or indirectly. Investors that are not participants may beneficially own securities held by or on behalf of DTC only through participants or indirect participants.

We expect that, upon the issuance of each global note, DTC will credit, on its book entry registration and transfer system, the respective principal amounts of the notes represented by such global note to the accounts of participants. Ownership of beneficial interests in the global notes will be limited to participants or persons that may hold interests through participants, including indirect participants. Ownership of beneficial interests in the global notes will be shown on, and the transfer of those beneficial interests will be effected only through, records maintained by DTC (with respect to participants’ interests) and participants and indirect participants (with respect to the owners of beneficial interests in the global notes other than participants). Likewise, beneficial interests in global notes may only be transferred in accordance with DTC’s procedures, in addition to those provided for under the indenture and, if applicable, those of the applicable participants or indirect participants, including those of Euroclear and Clearstream Luxembourg.

So long as DTC or its nominee is the registered holder of the global notes, DTC or such nominee, as the case may be, will be considered the sole owner and holder of the related notes for all purposes under the indenture. Except as described in this prospectus supplement, owners of beneficial interests in the global notes will not be entitled to have the notes represented by such global notes registered in their names and will not receive or be entitled to receive physical delivery of certificated notes. In addition, owners of beneficial interests in the global notes will not be considered to be the owners or registered holders of the notes represented by those beneficial interests under the indenture for any purpose, including with respect to the giving of any direction, instruction or approval to the trustee. Accordingly, each person owning a beneficial interest in a global note must rely on the procedures of DTC and, if such person is not a participant, on the procedures of the participant through which such person owns its beneficial interest, to exercise any right of a registered holder of notes. We understand that under existing industry practice, in the event that DTC is entitled to take any action as the registered holder of a global note, DTC would authorize its participants to take such action and that the participants would authorize owners of beneficial interests owning through such participants to take such action or would otherwise act upon the instructions of owners of beneficial interests.

Payment of principal of and premium, if any, and interest on notes represented by a global note registered in the name of DTC or its nominee will be made to DTC or its nominee, as the case may be, as the registered holder of such global note. We expect that DTC or its nominee, upon receipt of any payment in respect of a global note, will credit its participants’ accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of such global note as shown on the records of DTC or its nominee. We also expect that payments by participants and indirect participants to owners of beneficial interests in a global note will be governed by standing instructions and customary practices and will be the responsibility of such participants and indirect participants and not of DTC. We will not have any responsibility or liability for any aspect of the records relating to, or payments made on account of, ownership of beneficial interests in the global notes or for maintaining, supervising or reviewing any records relating to such beneficial interests or for any other aspect of the relationship between DTC and its participants and indirect participants or the relationship between such participants and indirect participants and the owners of beneficial interests owning through such participants and indirect participants.

Trading

Transfers between participants in DTC will be effected in the ordinary way in accordance with DTC’s rules and operating procedures and will be settled in same day funds, while transfers between participants in Euroclear and Clearstream Luxembourg will be effected in the ordinary way in accordance with their respective rules and operating procedures.

Any cross market transfer between participants in DTC, on the one hand, and Euroclear or Clearstream Luxembourg participants, on the other hand, will be effected through DTC in accordance with its rules on behalf of Euroclear or Clearstream Luxembourg, as the case may be, by its respective depositary. However, such cross market transfers will require delivery of instructions to Euroclear or Clearstream Luxembourg, as the case may be, by the counterparty in such system in accordance with its rules and procedures and within its established deadlines. Euroclear or Clearstream Luxembourg, as the case may be, will, if the transfer meets its settlement requirements, deliver instructions to its respective depositary to take action to effect final settlement on its behalf by delivering or receiving the beneficial interests in the applicable global note in DTC, and making or receiving payment in accordance with normal procedures for funds settlement applicable to DTC. Participants in Euroclear or Clearstream Luxembourg may not deliver instructions directly to the depositaries for Euroclear or Clearstream Luxembourg, as the case may be.

Because of time zone differences, the securities account of a Euroclear or Clearstream Luxembourg participant purchasing a beneficial interest in a global note from a DTC participant will be credited during the securities settlement processing day (which must be a business day for Euroclear or Clearstream Luxembourg, as applicable) immediately following DTC’s settlement date. Credit of such transfer of a beneficial interest in a global note settled during such processing day will be reported to the applicable Euroclear or Clearstream Luxembourg participant on that day. Cash received in Euroclear or Clearstream Luxembourg as a result of a transfer of a beneficial interest in a global note by or through a Euroclear or Clearstream Luxembourg participant to a DTC participant will be received with value on DTC’s settlement date but will be available in the applicable Euroclear or Clearstream Luxembourg cash account only as of the business day for Euroclear or Clearstream Luxembourg following DTC’s settlement date.

Although we believe that DTC, Euroclear and Clearstream Luxembourg have agreed to the procedures described above in order to facilitate transfers of interests in the global notes among participants of DTC, Euroclear and Clearstream Luxembourg, they are under no obligation to perform or continue to perform such procedures, and such procedures may be discontinued or changed at any time. Neither we nor the trustee will have any responsibility for the performance by DTC, Euroclear or Clearstream Luxembourg or their respective participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

The information in this subsection “Book Entry; Delivery and Form” concerning DTC, Euroclear and Clearstream Luxembourg and their respective book entry systems has been obtained from sources that we believe to be reliable, but we take no responsibility for the accuracy thereof.

MATERIAL UNITED STATES FEDERAL INCOME TAX CONSEQUENCES

The following is a general discussion of certain U.S. federal income tax considerations that may be relevant to U.S. Holders and Non-U.S. Holders (each as defined below) with respect to the purchase, ownership and disposition of the notes acquired in this offering, but does not purport to be a complete analysis of all the potential tax considerations. This discussion is based upon the Internal Revenue Code of 1986, as amended (the “Code”), the Treasury regulations promulgated thereunder, administrative rulings of the Internal Revenue Service (“IRS”) and judicial decisions, each as in effect as of the date hereof. These authorities are subject to differing interpretations and change, possibly on a retroactive basis, and any such change could affect the accuracy of the statements and conclusions set forth herein.

This discussion is limited to U.S. Holders and Non-U.S. Holders that purchase notes in the initial offering at their original issue price (i.e., the first price at which a substantial amount of the notes is sold to purchasers (other than bond houses, brokers or similar persons or organizations acting in the capacity of underwriters, placement agents or wholesalers) for cash) and hold their notes as capital assets within the meaning of Section 1221 of the Code (generally, property held for investment). This discussion does not address all aspects of U.S. federal income taxation that may be important to particular investors in light of their individual circumstances or the U.S. federal income tax consequences applicable to holders that are subject to special rules under the U.S. federal income tax laws (including, for example, banks and other financial institutions, insurance companies, tax-exempt organizations, holders of notes that are pass-through entities or the investors in such pass-through entities, dealers in securities or foreign currency, regulated investment companies, real estate investment trusts, U.S. Holders whose “functional currency” is not the U.S. dollar, traders in securities that elect a mark-to-market method of accounting, holders liable for the alternative minimum tax, “controlled foreign corporations,” “passive foreign investment companies,” certain former citizens or former long-term residents of the United States, and persons holding notes as part of a hedge, straddle, constructive sale, conversion transaction or other integrated transaction or risk reduction transaction). This discussion does not address the tax consequences of the ownership and disposition of the notes arising under the unearned income Medicare contribution tax pursuant to the Health Care and Education Reconciliation Act of 2010 or any considerations relating to any requirement for certain holders to accelerate the recognition of any item of gross income with respect to the notes as a result of such income being recognized on an “applicable financial statement.” Moreover, this discussion does not address any non-U.S., state or local tax consequences, or any U.S. federal tax consequences other than U.S. federal income tax consequences.

As used herein, a “U.S. Holder” means a beneficial owner of a note that is, for U.S. federal income tax purposes, (a) an individual who is a citizen or resident of the United States, (b) a corporation (or other entity classified as a corporation for U.S. federal income tax purposes) created or organized under the laws of the United States, any state within the United States or the District of Columbia, (c) an estate the income of which is includible in gross income for U.S. federal income tax purposes regardless of its source, or (d) a trust if (i) a court within the United States is able to exercise primary supervision over the administration of the trust and one or more U.S. persons have the authority to control all substantial decisions of the trust, or (ii) the trust validly elected to be treated as a U.S. person under applicable Treasury regulations. As used herein, a “Non-U.S. Holder” is a beneficial owner of notes, other than an entity or arrangement that is treated as a partnership for U.S. federal income tax purposes, that is not a U.S. Holder.

If an entity or arrangement treated as a partnership for U.S. federal income tax purposes holds notes, the tax treatment of a partner of such partnership will generally depend upon the status of the partner and the activities of the partnership. Holders of notes that are partnerships or partners in such partnerships should consult their own tax advisors regarding the tax consequences to them of the purchase, ownership and disposition of notes.

THIS SUMMARY IS FOR GENERAL INFORMATION ONLY AND IS NOT INTENDED TO CONSTITUTE A COMPLETE DESCRIPTION OF ALL TAX CONSEQUENCES RELATING TO THE PURCHASE, OWNERSHIP AND DISPOSITION OF THE NOTES. PROSPECTIVE INVESTORS

SHOULD CONSULT THEIR OWN TAX ADVISORS CONCERNING THE PARTICULAR U.S. FEDERAL INCOME TAX AND OTHER FEDERAL TAX CONSEQUENCES TO THEM OF PURCHASING, OWNING AND DISPOSING OF THE NOTES, AS WELL AS THE APPLICATION OF STATE, LOCAL AND FOREIGN INCOME AND OTHER TAX LAWS.

The terms of the notes provide for payments by us in excess of stated interest or principal, or prior to their scheduled payment dates, under certain circumstances. The possibility of such payments may implicate special rules under Treasury regulations governing “contingent payment debt instruments.” According to those Treasury regulations, the possibility that certain payments in excess of stated interest or principal, or prior to their scheduled payment dates, will be made will not affect the amount of income a holder recognizes in advance of the payment of such excess or accelerated amounts, if there is only a remote chance as of the date the notes were issued that such payments will be made. We intend to take the position that the likelihood that payments of such excess or accelerated amounts is remote within the meaning of the Treasury regulations. The remainder of this discussion assumes that this position will be respected. Our position that these contingencies are remote is binding on a holder unless such holder discloses its contrary position to the IRS in the manner required by applicable Treasury regulations. Our position is not, however, binding on the IRS, and if the IRS were to challenge this position successfully, a holder might be required to, among other things, accrue interest income based on a projected payment schedule and comparable yield, which may be in excess of stated interest and treat as ordinary income rather than capital gain any income realized on the taxable disposition of a note. In the event a contingency described above occurs, it would affect the amount, timing and character of the income, gain or loss recognized by a holder.

U.S. Holders

Payments of Interest

Payments of stated interest on a note will generally be included in the income of a U.S. Holder as ordinary interest income at the time such interest payments are accrued or received, depending on such U.S. Holder’s regular method of accounting for U.S. federal income tax purposes. If, however, the issue price of the notes is less than the stated principal amount and the difference is more than a de minimis amount (as set forth in the applicable Treasury regulations), a U.S. Holder will be required to include the difference in income as original issue discount as it accrues in accordance with the constant yield to maturity method (as set forth in the applicable Treasury regulations).

Sale or Other Taxable Disposition of the Notes

Upon a sale, exchange, redemption or other taxable disposition of a note, a U.S. Holder generally will recognize gain or loss equal to the difference, if any, between (i) the sum of all cash plus the fair market value of all other property received on such disposition (other than amounts properly attributable to accrued and unpaid interest, which, to the extent not previously included in income, will be treated as ordinary interest income), and (ii) such U.S. Holder’s adjusted tax basis in the note. A U.S. Holder’s adjusted tax basis in a note will generally be equal to the amount such U.S. Holder paid for the note. Any gain or loss recognized on the sale or other taxable disposition of a note generally will be capital gain or loss, and will be long-term capital gain or loss if, at the time of the sale or other taxable disposition, the U.S. Holder held the note for a period of more than one year. Long-term capital gains recognized by certain non-corporate U.S. Holders, including individuals, will generally be subject to a reduced tax rate. The deductibility of capital losses is subject to limitations.

Backup Withholding and Information Reporting

Information reporting generally will apply to payments of interest on the notes and payments of the proceeds from a sale or other disposition of the notes. U.S. federal backup withholding (currently at a rate of 24%) generally will apply to such payments if the U.S. Holder fails to provide a properly completed and executed IRS Form W-9 to the applicable withholding agent providing such U.S. Holder’s correct taxpayer identification number and complying with certain certification requirements, or otherwise establish an exemption from backup withholding.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be refunded or allowed as a credit against the U.S. Holder’s U.S. federal income tax liability, provided that the required information is furnished to the IRS in a timely manner. U.S. Holders should consult their own tax advisors regarding their qualification for an exemption from backup withholding, and the procedures for establishing such exemption, if applicable.

Non-U.S. Holders

Payments of Interest

Subject to the discussions below regarding effectively connected income, backup withholding and FATCA, payments of interest on the notes to a Non-U.S. Holder generally will not be subject to U.S. federal income or withholding tax under the “portfolio interest exemption,” provided that:

•	the Non-U.S. Holder does not actually or constructively own 10% or more of the total combined voting power of all classes of our voting stock;

•	the Non-U.S. Holder is not a “controlled foreign corporation” with respect to which we are a “related person” within the meaning of the Code; and

•	the Non-U.S. Holder is not a bank receiving the interest pursuant to a loan agreement entered into in the ordinary course of its trade or business.

In addition, for the portfolio interest exemption from U.S. federal withholding tax to apply, a Non-U.S. Holder must provide the applicable withholding agent with a properly completed and executed IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable, or other appropriate documentation, as provided for in Treasury regulations, certifying that it is not a U.S. person. If the Non-U.S. Holder holds the notes through a financial institution or other agent acting on its behalf, such holder will be required to provide appropriate documentation to the agent. Such holder’s agent will then be required to provide such documentation to the applicable withholding agent.

If a Non-U.S. Holder does not qualify for the “portfolio interest exemption” described above, payments of interest made to a Non-U.S. Holder that are not effectively connected with the Non-U.S. Holder’s conduct of a trade or business within the United States (or, if required by an applicable income tax treaty, is not attributable to a permanent establishment or fixed base maintained by the Non-U.S. Holder in the United States) will generally be subject to U.S. withholding tax at a rate of 30%, unless such Non-U.S. Holder is entitled to the benefits of an income tax treaty under which interest on the notes is exempt from or subject to a reduced rate of U.S. federal withholding tax, and a properly completed and executed IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable, claiming the exemption from or reduction in withholding is furnished to the applicable withholding agent and any other applicable procedures are complied with. Non-U.S. Holders should consult their own tax advisors regarding their entitlement to benefits under an applicable income tax treaty and the requirements for claiming any such benefits.

Sale or Other Taxable Disposition of the Notes

Subject to the discussions below regarding U.S. federal backup withholding and FATCA, generally, any gain realized on the sale, exchange, redemption or other taxable disposition of a note (other than amounts properly attributable to accrued and unpaid interest, to the extent not previously included in income, which generally will be treated as described under “—Non-U.S. Holders—Payments of Interest” or “—Non-U.S. Holders—Effectively Connected Income”) will be exempt from U.S. federal income and withholding tax, unless:

•

the gain is effectively connected with the Non-U.S. Holder’s conduct of a trade or business within the United States, and, if required by an applicable income tax treaty, is attributable to a permanent establishment or fixed base maintained by the Non-U.S. Holder in the United States; or

•	such Non-U.S. Holder is an individual who is present in the United States for a period of 183 days or more during the taxable year of the disposition and certain other conditions are met.

See the discussion below under “—Non-U.S. Holders—Effectively Connected Income” if the gain derived from the disposition is described in the first bullet point above. If the Non-U.S. Holder is an individual described in the second bullet point above, the Non-U.S. Holder will be subject to U.S. federal income tax on the gain derived from the disposition of a note at a 30% rate (or such lower rate as may be prescribed under an applicable income tax treaty), which gain may be offset by certain U.S.-source capital losses, if any, of the Non-U.S. Holder.

Effectively Connected Income

If interest or gain recognized on a note is effectively connected with the Non-U.S. Holder’s conduct of a trade or business within the United States, and, if required by an applicable income tax treaty, is attributable to a U.S. permanent establishment or fixed base maintained by the Non-U.S. Holder in the United States, then such interest or gain will be exempt from the U.S. federal withholding tax discussed above if the Non-U.S. Holder provides the applicable withholding agent with a properly completed and executed IRS Form W-8ECI. Instead, such interest or gain generally will be subject to U.S. federal income tax on a net basis at regular graduated U.S. federal income tax rates. In addition to regular U.S. federal income tax, a Non-U.S. Holder that is a corporation may be subject to a branch profits tax equal to 30% of its effectively connected earnings and profits for the taxable year, as adjusted for certain items, unless such Non-U.S. Holder qualifies for a lower rate under an applicable income tax treaty.

Backup Withholding and Information Reporting

Generally, we must report annually to the IRS the amount of interest paid to such Non-U.S. Holder and the amount of tax, if any, withheld with respect to such payments. This information may also be made available to the tax authorities in the country in which the Non-U.S. Holder resides or is established pursuant to the provisions of a specific treaty or agreement with those tax authorities.

Payments of interest and proceeds of a sale or other disposition of the notes to a Non-U.S. Holder may be subject to U.S. federal backup withholding unless such Non-U.S. Holder provides the certification described above under either “—Non-U.S. Holders—Payments of Interest” or “—Non-U.S. Holders—Effectively Connected Income” or otherwise establishes an exemption from backup withholding. Backup withholding is not an additional tax and may be refunded or allowed as a credit against the Non-U.S. Holder’s U.S. federal income tax liability (if any), provided that the required information is furnished to the IRS in a timely manner.

Foreign Account Tax Compliance Act (FATCA)

Under legislation enacted in 2010, referred to as FATCA, withholding tax at a rate of 30% generally applies to payments of interest on, and payments of gross proceeds from the disposition (including a sale or redemption) of, a note, in each case, if paid to (i) a “foreign financial institution” (as defined for purposes of FATCA), whether as the beneficial owner or as an intermediary for the beneficial owner, unless such institution (A) is exempt from FATCA withholding pursuant to an applicable intergovernmental agreement entered into between the jurisdiction in which it is located and the United States, (B) enters into an agreement with the U.S. government to withhold on certain payments and to collect and provide to the U.S. tax authorities information regarding U.S. account holders of such institution (which would include certain equity and debt holders of such institution, as well as certain account holders that are foreign entities with U.S. owners) or (C) meets other exemptions (including where such foreign financial institution is not the ultimate beneficial owner of such amounts) or (ii) a foreign entity that is not a financial institution, unless such entity provides the withholding agent with a certification identifying the “substantial U.S. owners” (as defined for purposes of FATCA) of the entity or meets other exemptions. If FATCA withholding is imposed, a beneficial owner that is not a foreign financial institution may under certain circumstances be eligible for a refund or credit of any amounts withheld by filing a U.S. federal income tax return. Withholding under FATCA generally will apply to payments of interest on a note regardless of when they are made. However, the IRS has issued proposed regulations that, when finalized, will eliminate the 30% withholding tax that would have applied to all payments of gross proceeds from the sale, exchange or other disposition of a note. The proposed regulations provide that taxpayers may rely upon them until they are finalized. Prospective investors should consult their tax advisers regarding the effects of FATCA on their investment in the notes.

UNDERWRITING

Deutsche Bank Securities Inc. and Wells Fargo Securities, LLC are acting as representatives (the “representatives”) of each of the underwriters named below. Subject to the terms and conditions set forth in an underwriting agreement among us and the underwriters, we have agreed to sell to the underwriters, and each of the underwriters has agreed, severally and not jointly, to purchase from us, the principal amount of notes set forth opposite its name below.

Underwriters	Principal Amount of 2029 Notes	Principal Amount of 2049 Notes
Deutsche Bank Securities Inc.	$130,000,000	$104,000,000
Wells Fargo Securities, LLC	130,000,000	104,000,000
BMO Capital Markets Corp.	32,500,000	26,000,000
BofA Securities, Inc.	32,500,000	26,000,000
Citigroup Global Markets Inc.	32,500,000	26,000,000
J.P. Morgan Securities LLC	32,500,000	26,000,000
PNC Capital Markets LLC	32,500,000	26,000,000
Siebert Williams Shank & Co., LLC	32,500,000	26,000,000
BB&T Capital Markets, a division of BB&T Securities, LLC	15,000,000	12,000,000
Mizuho Securities USA LLC	15,000,000	12,000,000
U.S. Bancorp Investments, Inc.	15,000,000	12,000,000

Total	$500,000,000	$400,000,000

Subject to the terms and conditions set forth in the underwriting agreement, the underwriters have agreed, severally and not jointly, to purchase all of the notes sold under the underwriting agreement if any of these notes are purchased. If an underwriter defaults, the underwriting agreement provides that the purchase commitments of the non-defaulting underwriters may be increased or the underwriting agreement may be terminated.

We have agreed to indemnify the underwriters and their controlling persons against certain liabilities in connection with this offering, including liabilities under the Securities Act of 1933, as amended, or to contribute to payments the underwriters may be required to make in respect of those liabilities.

The underwriters are offering the notes, subject to prior sale, when, as and if issued to and accepted by them, subject to approval of legal matters by their counsel, including the validity of the notes, and other conditions contained in the underwriting agreement, such as the receipt by the underwriters of officers’ certificates and legal opinions. The underwriters reserve the right to withdraw, cancel or modify offers to the public and to reject orders in whole or in part.

Commissions and Discounts

The representatives have advised us that the underwriters propose initially to offer the notes to the public at the public offering price set forth on the cover page of this prospectus supplement and to certain dealers at such price less a concession not in excess of 0.40% of the principal amount of the 2029 notes and 0.50% of the principal amount of the 2049 notes. The underwriters may allow, and such dealers may reallow, a concession not in excess of 0.25% of the principal amount of the 2029 notes and 0.25% of the principal amount of the 2049 notes. After the initial offering, the public offering price, concession or any other terms of this offering may be changed.

The expenses of this offering, not including the underwriting discount, are estimated at $2 million and are payable by us.

New Issue of Notes

Each series of notes is a new issue of securities with no established trading market. We do not intend to apply for listing of the notes on any securities exchange or for inclusion of the notes on any automated dealer quotation system. We have been advised by the underwriters that they presently intend to make a market in the notes after completion of this offering. However, they are under no obligation to do so and may discontinue any market-making activities at any time without any notice. We cannot assure the liquidity of the trading market for the notes or that an active public market for the notes will develop. If an active public trading market for the notes does not develop, the market price and liquidity of the notes may be adversely affected. If the notes are traded, they may trade at a discount from their initial offering price, depending on prevailing interest rates, the market for similar securities, our operating performance and financial condition, general economic conditions and other factors.

No Sales of Similar Securities

We have agreed that we will not, during the period beginning on the date of this prospectus supplement and ending on the date that delivery of the notes will be made to investors, without first obtaining the prior written consent of the representatives, directly or indirectly, issue, sell, offer to contract or grant any option to sell, pledge, transfer or otherwise dispose of, any debt securities or securities exchangeable for or convertible into debt securities, except for the notes sold to the underwriters pursuant to the underwriting agreement.

Short Positions

In connection with this offering, the underwriters may purchase and sell the notes in the open market. These transactions may include short sales and purchases on the open market to cover positions created by short sales. Short sales involve the sale by the underwriters of a greater principal amount of notes than they are required to purchase in this offering. The underwriters must close out any short position by purchasing notes in the open market. A short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the notes in the open market after pricing that could adversely affect investors who purchase in this offering.

Similar to other purchase transactions, the underwriters’ purchases to cover the syndicate short sales may have the effect of raising or maintaining the market price of the notes or preventing or retarding a decline in the market price of the notes. As a result, the price of the notes may be higher than the price that might otherwise exist in the open market.

Neither we nor any of the underwriters make any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the notes. In addition, neither we nor any of the underwriters make any representation that the underwriters will engage in these transactions or that these transactions, once commenced, will not be discontinued without notice.

Extended Settlement

We expect that delivery of the notes will be made to investors on or about November 21, 2019, which will be the third business day following the date of this prospectus supplement (such settlement being referred to as “T+3”). Under Rule 15c6-1 under the Securities Exchange Act, trades in the secondary market are required to settle in two business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade notes on the date of this prospectus supplement will be required, by virtue of the fact that the notes initially settle in T+3, to specify an alternate settlement arrangement at the time of any such trade to prevent a failed settlement. Purchasers of the notes who wish to trade the notes on the date of this prospectus supplement should consult their advisors.

Other Relationships

Some of the underwriters and their affiliates have engaged in, and may in the future engage in, investment banking and other commercial dealings in the ordinary course of business with us or our affiliates. They have received, or may in the future receive, customary fees and commissions for these transactions. In particular, certain of the underwriters or their affiliates are agents and/or lenders under our existing credit facilities, for which they each received customary compensation. Certain of the underwriters and/or their affiliates may hold 2020 notes and/or 2022 notes and thereby receive a portion of the net proceeds from this offering that are used to redeem or repurchase the 2020 notes and/or the 2022 notes. U.S. Bancorp Investments, Inc., one of the underwriters, is an affiliate of the trustee under the indenture.

In addition, in the ordinary course of their business activities, the underwriters and their affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers. Such investments and securities activities may involve securities and/or instruments of ours or our affiliates. Certain of the underwriters or their affiliates that have a lending relationship with us routinely hedge, and certain other of the underwriters or their affiliates that have a lending relationship with us may hedge, their credit exposure to us consistent with their customary risk management policies. Typically, such underwriters and their affiliates would hedge such exposure by entering into transactions which consist of either the purchase of credit default swaps or the creation of short positions in our securities, including potentially the notes. Any such credit default swaps or short positions could adversely affect future trading prices of the notes. The underwriters and their affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or financial instruments and may hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

Selling Restrictions

Other than in the United States, no action has been taken by us or the underwriters that would permit a public offering of the securities offered by this prospectus supplement in any jurisdiction where action for that purpose is required. The securities offered by this prospectus supplement may not be offered or sold, directly or indirectly, nor may this prospectus supplement or any other offering material or advertisements in connection with the offer and sale of any such securities be distributed or published in any jurisdiction, except under circumstances that will result in compliance with the applicable rules and regulations of that jurisdiction. Persons into whose possession this prospectus supplement comes are advised to inform themselves about and to observe any restrictions relating to the offering and the distribution of this prospectus supplement. This prospectus supplement does not constitute an offer to sell or a solicitation of an offer to buy any securities offered by this prospectus supplement in any jurisdiction in which such an offer or a solicitation is unlawful.

Canada

The notes may be sold only to purchasers purchasing, or deemed to be purchasing, as principal that are accredited investors, as defined in National Instrument 45-106 Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario), and are permitted clients, as defined in National Instrument 31-103 Registration Requirements, Exemptions and Ongoing Registrant Obligations. Any resale of the notes must be made in accordance with an exemption from, or in a transaction not subject to, the prospectus requirements of applicable securities laws.

Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this prospectus supplement (including any amendment thereto) contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser’s province or territory for particulars of these rights or consult with a legal advisor.

Pursuant to section 3A.3 of National Instrument 33-105 Underwriting Conflicts (NI 33-105), the underwriters are not required to comply with the disclosure requirements of NI 33-105 regarding underwriter conflicts of interest in connection with this offering.

European Economic Area

The notes are not intended to be offered, sold or otherwise made available to and should not be offered, sold or otherwise made available to any retail investor in the European Economic Area (“EEA”). For these purposes (a) a retail investor means a person who is one (or more) of: (i) a retail client as defined in point (11) of Article 4(1) of Directive 2014/65/EU (as amended, “MiFID II”); or (ii) a customer within the meaning of Directive (EU) 2016/97 (the “Insurance Distribution Directive”), where that customer would not qualify as a professional client as defined in point (10) of Article 4(1) of MiFID II; and (b) the expression “offered” includes the communication in any form and by any means of sufficient information on the terms of the offer and the notes to be offered so as to enable an investor to decide to purchase or subscribe for the notes. Consequently no key information document required by Regulation (EU) No 1286/2014 (as amended, the “PRIIPs Regulation”) for offering or selling the notes or otherwise making them available to retail investors in the EEA has been prepared and therefore offering or selling the notes or otherwise making them available to any retail investor in the EEA may be unlawful under the PRIIPs Regulation. This prospectus supplement is not a prospectus for the purposes of Regulation (EU) 2017/1129 (the “Prospectus Regulation”).

United Kingdom

In the United Kingdom, this document is being distributed only to, and is directed only at, and any offer subsequently made may only be directed at persons who are “qualified investors” (as defined in the Prospectus Directive) (i) who have professional experience in matters relating to investments falling within Article 19 (5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005, as amended (the “Order”), and/or (ii) who are high net worth companies (or persons to whom it may otherwise be lawfully communicated) falling within Article 49(2)(a) to (d) of the Order (all such persons together being referred to as “relevant persons”) or otherwise in circumstances which have not resulted and will not result in an offer to the public of the notes within the meaning of the Financial Services and Markets Act of 2000. Any person in the United Kingdom that is not a relevant person should not act or rely on the information included in this document or use it as a basis for taking any action. In the United Kingdom, any investment or investment activity to which this document relates is only available to, and will be engaged in with, relevant persons.

Switzerland

This prospectus supplement is not intended to constitute an offer or solicitation to purchase or invest in the notes described herein. The notes may not be publicly offered, sold or advertised, directly or indirectly, in, into or from Switzerland and will not be listed on the SIX Swiss Exchange or on any other exchange or regulated trading facility in Switzerland. Neither this prospectus supplement nor any other offering or marketing material relating to the notes constitutes a prospectus as such term is understood pursuant to article 652a or article 1156 of the Swiss Code of Obligations, and neither this prospectus supplement nor any other offering or marketing material relating to the notes may be publicly distributed or otherwise made publicly available in Switzerland.

LEGAL MATTERS

The validity of the notes will be passed upon for us by Mayer Brown LLP, Chicago, Illinois. Certain legal matters will be passed on for the underwriters by Cahill Gordon & Reindel LLP, New York, New York.

EXPERTS

The consolidated financial statements of Packaging Corporation of America (the “Company”) as of December 31, 2018 and 2017, and for each of the years in the three-year period ended December 31, 2018 and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2018 have been incorporated by reference herein and in the registration statement, in reliance upon the reports of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The SEC allows us to “incorporate by reference” information into this prospectus supplement and the accompanying prospectus, which means that we can disclose important information about us by referring you to another document filed separately with the SEC. The information incorporated by reference is considered to be a part of this prospectus supplement and the accompanying prospectus. This prospectus supplement and the accompanying prospectus incorporate by reference the documents and reports listed below (other than portions of these documents that are furnished under Item 2.02 or Item 7.01 of a Current Report on Form 8-K, including any exhibits included with such Items):

•	our Annual Report on Form 10-K for the fiscal year ended December 31, 2018;

•	our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2019, June 30, 2019 and September 30, 2019; and

•	our Current Report on Form 8-K filed on May 10, 2019.

We also incorporate by reference the information contained in all other documents we file with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (other than portions of these documents that are furnished under Item 2.02 or Item 7.01 of a Current Report on Form 8-K, including any exhibits included with such Items, unless otherwise indicated therein) after the date of this prospectus supplement and prior to the termination of the offerings of all the securities covered by this prospectus supplement. The information contained in any such document will be considered part of this prospectus supplement and the accompanying prospectus from the date the document is filed with the SEC.

Any statement contained in this prospectus supplement and the accompanying prospectus or in a document incorporated or deemed to be incorporated by reference in this prospectus supplement and the accompanying prospectus will be deemed to be modified or superseded to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference in this prospectus supplement and the accompanying prospectus modifies or supersedes that statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this prospectus supplement and the accompanying prospectus.

We undertake to provide without charge to any person, including any beneficial owner, to whom copies of this prospectus supplement and the accompanying prospectus are delivered, upon oral or written request of such person, a copy of any or all of the documents that have been incorporated by reference in this prospectus supplement and the accompanying prospectus, other than exhibits to such other documents (unless such exhibits are specifically incorporated by reference therein). We will furnish any exhibit not specifically incorporated by reference upon the payment of a specified reasonable fee, which fee will be limited to our reasonable expenses in furnishing such exhibit. All requests for such copies should be directed to Kent A. Pflederer, Packaging Corporation of America, 1 North Field Court, Lake Forest, Illinois 60045, (847) 482-3000.

PROSPECTUS

PACKAGING CORPORATION OF AMERICA

Debt Securities

We may offer from time to time, in one or more offerings, our debt securities. This prospectus describes the general terms of these securities and the general manner in which we will offer them. We will provide the specific terms of these securities in supplements to this prospectus. The prospectus supplements will also describe the specific manner in which we will offer these securities and may also supplement, update or amend information contained in this prospectus. You should carefully read this prospectus and the applicable prospectus supplement, as well as the documents incorporated by reference herein or therein, and any other offering materials before you invest in these securities.

We may sell these securities directly, through agents, dealers or underwriters as designated from time to time, or through a combination of these methods. We reserve the sole right to accept, and together with any agents, dealers and underwriters, reserve the right to reject, in whole or in part, any proposed purchase of securities. If any agents, dealers or underwriters are involved in the sale of any securities, the applicable prospectus supplement will set forth their names and any applicable commissions or discounts. Our net proceeds from the sale of securities also will be set forth in the applicable prospectus supplement.

See “Risk Factors” on page 1 of this prospectus to read about factors you should consider before investing in these securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is December 6, 2017.

OUR COMPANY

PCA is the fourth largest producer of containerboard products and the third largest producer of uncoated freesheet in the United States based on production capacity. We report in three reportable segments: Packaging, Paper and Corporate and Other.

Packaging

Our containerboard mills produce linerboard and semi-chemical corrugating medium, which are papers primarily used in the production of corrugated products. Our corrugated products manufacturing plants produce a wide variety of corrugated packaging products, including conventional shipping containers used to protect and transport manufactured goods, multi-color boxes and displays with strong visual appeal that help to merchandise the packaged product in retail locations, and honeycomb protective packaging. In addition, we are a large producer of packaging for meat, fresh fruit and vegetables, processed food, beverages, and other industrial and consumer products.

Paper

We manufacture and sell white papers, including both commodity and specialty papers, which may have custom or specialized features such as colors, coatings, high brightness, and recycled content. White papers consist of communication papers (cut-size office papers and printing and converting papers) and pressure sensitive papers, including release liners, which our customers use to produce labels for use in consumer and commercially-packaged products.

Corporate and Other

Our Corporate and Other segment includes corporate support staff services and related assets and liabilities. This segment also includes transportation assets, such as rail cars and trucks, which we use to transport some of our products from our manufacturing sites, and assets related to a timber procurement joint venture.

Packaging Corporation of America is a Delaware corporation. Our principal executive offices are located at 1955 West Field Court, Lake Forest, Illinois 60045, and our telephone number is (847) 482-3000. Our website address is http://www.packagingcorp.com. This website address is not intended to be an active link and information on our website should not be construed to be part of this prospectus.

RISK FACTORS

Our business is subject to uncertainties and risks. You should carefully consider and evaluate all of the information contained or incorporated by reference in this prospectus, including the risk factors incorporated by reference from our most recent annual report on Form 10-K, as updated by our quarterly reports on Form 10-Q and other filings we make with the SEC. It is possible that our business, financial condition, liquidity or results of operations could be materially adversely affected by any of these risks.

FORWARD-LOOKING STATEMENTS

Some of the statements contained or incorporated by reference in this prospectus that are not historical in nature may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are often identified by the words “will,” “should,” “anticipate,” “believe,” “expect,” “intend,” “estimate,” “hope” or similar expressions. These statements reflect management’s current views with respect to future events and are subject to risks and uncertainties. There are important factors that could cause actual results to differ materially from those in forward-looking statements, many of which are beyond our control. These factors, risks and uncertainties include the following:

•	the impact of general economic conditions;

•	the impact of acquired businesses and risks and uncertainties regarding operation, expected benefits and integration of such businesses;

•	containerboard, corrugated products, and white paper general industry conditions, including competition, product demand, product pricing, and input costs;

•	fluctuations in wood fiber and recycled fiber costs;

•	fluctuations in purchased energy costs;

•	the possibility of unplanned outages or interruptions at our principal facilities; and

•	legislative or regulatory actions or requirements, particularly concerning environmental or tax matters.

Our actual results, performance or achievement could differ materially from those expressed in, or implied by, these forward-looking statements, and accordingly, we can give no assurances that any of the events anticipated by the forward-looking statements will transpire or occur, or if any of them do occur, what impact they will have on our results of operations or financial condition. In view of these uncertainties, investors are cautioned not to place undue reliance on these forward-looking statements. We expressly disclaim any obligation to publicly revise any forward-looking statements that have been made to reflect the occurrence of events after the date on which those statements are made. For a discussion of other factors, risks and uncertainties that may affect our business, you should read carefully the factors discussed under “Risk Factors” in our filings incorporated by reference into this prospectus. See “Risk Factors.”

USE OF PROCEEDS

Unless otherwise indicated in the applicable prospectus supplement, we will use the net proceeds from the sale of our debt securities offered by this prospectus for the repayment of indebtedness and for general corporate and working capital purposes. We may invest the net proceeds temporarily or apply them to repay short-term or revolving debt until we use them for their stated purpose.

RATIO OF EARNINGS TO FIXED CHARGES

The following table sets forth our historical ratios of earnings to fixed charges for the periods indicated. This information should be read in conjunction with our consolidated financial statements and related notes incorporated by reference in this prospectus.

	Nine Months Ended September 30, 2017	Year Ended December 31,
		2016	2015	2014	2013	2012
Ratio of Earnings to Fixed Charges	7.1x	6.5x	6.7x	6.1x	6.4x	4.0x

Earnings available for fixed charges represent earnings before income taxes and fixed charges excluding capitalized interest. Fixed charges represent interest expense; amortization of treasury lock settlements; debt discount and expenses; capitalized interest and that portion of rental expense deemed to be the equivalent of interest.

DESCRIPTION OF DEBT SECURITIES

The debt securities covered by this prospectus will be issued under an Indenture, dated as of July 21, 2003, between us and U.S. Bank National Association, as trustee (the “indenture”). As used in this section, “PCA,” “we,” “us” and “our” refer to Packaging Corporation of America, the issuer of the debt securities, exclusive of its subsidiaries. We have summarized certain provisions of the indenture below. The summary is not complete and is qualified in its entirety by reference to the indenture. The indenture has been incorporated by reference as an exhibit to the registration statement of which this prospectus is a part that we have filed with the SEC. In addition to the indenture described below, we may issue debt securities pursuant to another indenture or indentures to be entered into after the date of this prospectus. If we elect to issue debt securities under another indenture, we will file a copy of that indenture as an exhibit to the registration statement of which this prospectus is a part.

When we offer to sell a particular series of debt securities, we will describe the specific terms of the securities in a supplement to this prospectus. The prospectus supplement will also indicate whether the general terms and provisions described in this prospectus apply to a particular series of debt securities.

You should carefully read the summary below, the applicable prospectus supplements and the provisions of the indenture that may be important to you.

For a summary of some of the defined terms used in the indenture, see “—Defined Terms.”

General

The indenture does not limit the amount of debt securities that we may issue. We may issue debt securities up to an aggregate principal amount as we may authorize from time to time in one or more series. Under the indenture, we may issue debt securities with terms different from those of debt securities that we have previously issued. We may issue additional amounts of a series of debt securities without the consent of the holders of that series. The different series of debt securities issued under the indenture may have different dates for payments and different rates of interest and may be denominated in different currencies.

The applicable prospectus supplement relating to a series of debt securities being offered will describe the specific terms of those debt securities, including the following:

•	the title of the debt securities;

•

the aggregate principal amount of the debt securities and any limit on the aggregate principal amount of debt securities of a series, if such series may be reopened from time to time for the issuance of additional debt securities of such series or to establish additional terms of such series;

•

whether we will issue the debt securities as registered securities, bearer securities or both, with or without coupons or both, and, if bearer securities will be issued, other terms with respect to bearer securities;

•	whether we will issue the debt securities in the form of global securities and, if so, the depositary for global securities and provisions for exchanging global securities;

•

any interest rate on the debt securities, any date from which interest will accrue, any interest payment dates and regular record dates for interest payments, or the method used to determine any of the foregoing, and the basis for calculating interest if other than a 360-day year of twelve 30-day months;

•

if in addition to or other than the Borough of Manhattan, The City of New York, the place or places where payments on the debt securities will be payable, where the debt securities may be delivered for registration of transfer or exchange and where notices and demands may be served or published;

•	any provisions for redemption of the debt securities at our option;

•	any provisions that would obligate us to redeem or purchase the debt securities pursuant to any sinking fund or analogous provisions or at the option of a holder;

•

the denominations in which we will issue the debt securities, if other than U.S.$1,000 or any integral multiple thereof in the case of registered securities and U.S.$5,000 in the case of bearer securities;

•

whether the debt securities of the series will be convertible into and/or exchangeable for common stock or other securities or property, and if so, the terms and conditions upon which such debt securities will be so convertible or exchangeable, and any deletions from or modifications or additions to the indenture to permit or to facilitate the issuance of such convertible or exchangeable debt securities or the administration thereof;

•	the portion of the principal amount of the debt securities that will be payable if the maturity of the debt securities is accelerated, if other than the principal amount;

•	if other than U.S. dollars, the foreign currency or currencies in which the debt securities are denominated or payable and the manner for determining the equivalent amount in U.S. dollars;

•	any provision that would determine payments on the debt securities by reference to an index, formula or other method or methods;

•	any deletions from, modifications of or additions to the Events of Default or our covenants with respect to the debt securities;

•	the application of any defeasance or covenant defeasance provisions to the debt securities;

•	whether any of the debt securities may be issued upon the exercise of warrants and the provisions for such exercise;

•	the date or dates on which the principal of (and premium, if any, on) the debt securities will be payable, or the method used to determine or extend those dates;

•	whether we will pay any additional amounts on the debt securities and, if so, whether we will have the option to redeem the debt securities rather than pay those additional amounts;

•

if debt securities are issuable in global form and are to be issuable in definitive form (whether upon original issue or upon exchange of a temporary debt security) only upon receipt of certain certificates or other documents or satisfaction of other conditions, then the form and terms of such certificates, documents or conditions;

•	the identity of the trustee and the identities of the authenticating agent, security registrar and/or paying agent, if other than the trustee;

•

the persons to whom we will pay any interest on registered debt securities, if other than the persons in whose names the debt securities are registered on the regular record date and the manner in which, or the persons to whom, we will pay interest on any bearer debt securities, if other than upon presentation and surrender of the applicable coupons; and

•	any other material terms of the debt securities and any deletions from or modifications of or additions to the indenture in respect of any series of debt securities.

Prospective purchasers of debt securities should be aware that special United States federal income tax, accounting and other considerations not addressed in this prospectus may be applicable to the debt securities. The prospectus supplement relating to an issue of debt securities will describe these considerations, if they apply.

Covenants

The indenture contains, among others, the following covenants. The indenture permits us to delete or modify the following covenants with respect to any series of debt securities we issue, and also add to the following covenants with respect to any such series. We will describe the specific covenants applicable to debt securities we issue in the applicable prospectus supplement.

Limitations on Liens. The indenture provides that we may not, and may not permit any Restricted Subsidiary to, create, incur, issue or suffer to exist any Lien to secure any Indebtedness of ours or any of our Subsidiaries upon any Principal Property, or upon shares of capital stock or evidences of Indebtedness issued by any Restricted Subsidiary and owned by us or any Restricted Subsidiary (whether such Principal Property, shares or evidences of indebtedness were owned as of the date of the indenture or thereafter acquired), without making, or causing such Restricted Subsidiary to make, effective provision to secure all of the debt securities issued under the indenture from time to time outstanding by such Lien, equally and ratably with, or prior to, any and all other Indebtedness thereby secured, so long as such Indebtedness is so secured, unless, after giving effect thereto, the sum of (a) the principal amount of Indebtedness secured by all Liens incurred after the date of the indenture to the extent the incurrence of such Indebtedness (i) did not require us or any Restricted Subsidiary to equally and ratably secure the debt securities or (ii) was not otherwise permitted by the next succeeding paragraph and (b) the Attributable Value of all Sale and Leaseback Transactions entered into after the date of the indenture (other than (i) the Attributable Value in respect of any such Sale and Leaseback Transactions the Net Available Proceeds from which are applied as set forth in the second bullet under “—Limitations on Sale and Leaseback Transactions” or (ii) the Attributable Value in respect of any Permitted Transactions (as defined under “—Limitations on Sale and Leaseback Transactions”)), does not exceed 10% of our Consolidated Net Tangible Assets.

The foregoing restrictions shall not prevent, restrict or apply to the creation, incurrence, issuance or assumption by us or any Restricted Subsidiary of Indebtedness secured by Liens existing on the date of the indenture or to:

•	Liens on any property existing at the time of the acquisition thereof;

•

Liens on property of a person existing at the time such person is merged into, consolidated with or acquired by us or a Restricted Subsidiary or at the time of a sale, lease or other disposition of the properties of such person (or a division thereof) as an entirety or substantially as an entirety to us or a Restricted Subsidiary, provided that such Lien as a result of such merger, consolidation, acquisition, sale, lease or other disposition is not extended to property owned by us or such Restricted Subsidiary immediately prior thereto;

•	Liens on property of a person existing at the time such person becomes a Restricted Subsidiary;

•	Liens securing Indebtedness of a Restricted Subsidiary to us or to another Restricted Subsidiary;

•

Liens to secure all or part of the cost of acquisition, construction, development or improvement of the underlying property, or to secure Indebtedness incurred to provide funds for any such purpose (including purchase money security interests or money mortgages on real or personal property), provided that the commitment of the creditor to extend the credit secured by any such Lien shall have been obtained not later than 180 days after the later of (a) the completion of the acquisition, construction, development or improvement of such property or (b) the placing in operation of such property or of such property as so constructed, developed or improved;

•

Liens on any property created, assumed or otherwise brought into existence in contemplation of the sale or other disposition of the underlying property, whether directly or indirectly, by way of share disposition or otherwise, provided that we must have disposed of such property within 180 days after the creation of such Liens and that any Indebtedness secured by such Liens shall be without recourse to us or any of our Subsidiaries;

•

Liens in favor of the United States of America or any State thereof, or any department, agency or instrumentality or political subdivision thereof, to secure partial, progress, advance or other payments;

•

Liens imposed by law, such as materialmen’s, mechanics’, carriers’, workmen’s, repairmen’s or customs’ Liens and similar Liens arising in the ordinary course of business in respect of obligations not yet due or being contested in good faith;

•

Liens arising from deposits with or the giving of any form of security to any governmental authority required as a condition to the transaction of business or exercise of any privilege, franchise or license;

•	Liens for taxes, assessments or governmental charges or levies which, if delinquent, are being contested in good faith;

•	Liens (including judgment Liens) arising from legal proceedings being contested in good faith;

•

Liens to secure Indebtedness on any Principal Property of joint ventures which constitute Restricted Subsidiaries in which we or a Restricted Subsidiary has an interest, to the extent such Liens are on property or assets of, or equity interests in, such joint ventures; and

•

any extension, renewal, replacement or refunding of any Lien existing on the date of the indenture or referred to above; provided, however, that the principal amount of Indebtedness secured thereby and not otherwise authorized above shall not exceed the maximum amount of Indebtedness allowable under the applicable agreement or credit facility providing for or evidencing such Indebtedness, plus any premium or fee payable in connection with any such extension, renewal, replacement or refunding, at the time of such extension, renewal, replacement or refunding.

Limitations on Sale and Leaseback Transactions. The indenture provides that we may not, and may not permit any Restricted Subsidiary to, enter into any Sale and Leaseback Transaction with respect to any Principal Property, unless:

•

immediately prior to entering into such Sale and Leaseback Transaction, we or such Restricted Subsidiary would be entitled, pursuant to the section entitled “—Limitations on Liens,” to issue, assume or guarantee Indebtedness secured by a Lien on such Principal Property in an amount at least equal to the Attributable Value of such Sale and Leaseback Transaction without equally and ratably securing the debt securities under the indenture; or

•

we or such Restricted Subsidiary shall apply, or cause to be applied, within 180 days after the effective date of such Sale and Leaseback Transaction, an amount equal to the Net Available Proceeds therefrom to (a) the acquisition of one or more Principal Properties or (b) the retirement of the debt securities or the repayment of other Indebtedness of ours or a Restricted Subsidiary (other than such Indebtedness owned by us or a Restricted Subsidiary) which, in the case of such Indebtedness of ours, is not subordinate and junior in right of payment to the prior payment of the debt securities.

The foregoing restrictions will not apply to the following Sale and Leaseback Transactions (each, a “Permitted Transaction”):

•

a Sale and Leaseback Transaction providing for a lease for a term, including any renewal thereof, of not more than three years, by the end of which term it is intended that the use of such Principal Property by the lessee will be discontinued; or

•	a Sale and Leaseback Transaction that is entered into before, at the time of, or within 90 days after the later of the acquisition of the Principal Property or the completion of its construction; or

•	a Sale and Leaseback Transaction between us and a Restricted Subsidiary or between Restricted Subsidiaries; or

•	a Sale and Leaseback Transaction between us or a Restricted Subsidiary and a joint venture in which we or a Restricted Subsidiary has an interest.

Consolidation, Merger and Sale of Assets

The indenture provides that we shall not, in any transaction or series of related transactions, consolidate with or merge into any other person or sell, assign, transfer, lease or otherwise convey our properties and assets substantially as an entirety to any person unless:

•

we are the surviving entity (in the case of a merger) or our successor (if other than us) formed by such consolidation or into which we are merged or which acquires all or substantially all of our properties and assets is a corporation, partnership, limited liability company or trust organized and existing under the laws of the United States of America or any state thereof or the District of Columbia;

•

our successor shall expressly assume by a supplemental indenture our obligation for the due and punctual payment of the principal of and premium, if any, and interest, if any, on all the debt securities and the due and punctual performance and observance of every covenant of the indenture on our part to be performed or observed, and which supplemental indenture shall provide for conversion or exchange rights in accordance with the provisions of the debt securities of any series that are convertible or exchangeable into common stock or other securities;

•	immediately after giving effect to such transaction, no Event of Default or event that, after notice or passage of time or both, would be an Event of Default shall have occurred and be continuing;

•

if, as a result of any such transaction, our property or assets would become subject to a Lien which would not be permitted by the limitation on Liens contained in the indenture, we or our successor shall take those steps that are necessary to secure the debt securities issued under the indenture equally and ratably with Indebtedness secured by that Lien; and

•	we or our successor shall have delivered to the trustee the officers’ certificate and opinion of counsel called for by the indenture.

Upon any consolidation with or merger into any other person or any sale, assignment, transfer, lease or other conveyance of our properties and assets substantially as an entirety to any person, the successor person formed by such consolidation or into which we are merged or to which such sale, assignment, transfer, lease or other conveyance is made shall succeed to, and be substituted for, and may exercise every right and power of, us under the indenture and, in the event of any such sale, assignment, transfer or other conveyance, we, except in the case of a lease, shall be discharged of all obligations and covenants under the indenture and the debt securities and may be dissolved and liquidated.

Defined Terms

Set forth below is a summary of some of the defined terms used in the indenture. Reference is made to the indenture for the full definition of all such terms, as well as any other terms used in this prospectus for which no definition is provided.

“Attributable Value” in respect of any Sale and Leaseback Transaction means, as of the time of determination, the lesser of:

•

the sale price of the Principal Property so leased multiplied by a fraction the numerator of which is the remaining portion of the base term of the lease included in such Sale and Leaseback Transaction and the denominator of which is the base term of such lease; and

•

the total obligation (discounted to present value at the rate of interest implicit in the transaction, as determined in good faith by PCA, or, if it is not practicable to determine such rate, the rate of interest specified by the terms of the debt securities, in either case compounded semi-annually) of the lessee for rental payments (other than amounts required to be paid on account of property taxes as well as maintenance, repairs, insurance, water rates and other items that do not constitute payments for property rights) during the remaining portion of the base term of the lease included in such Sale and Leaseback Transaction.

“Consolidated Net Tangible Assets” means the aggregate amount of the assets (less applicable reserves and other properly deductible items) of us and our Subsidiaries after deducting therefrom (a) all current liabilities (excluding any indebtedness for money borrowed having a maturity of less than 12 months from the date of our most recent consolidated balance sheet but which by its terms is renewable or extendible beyond 12 months from that date at the option of the borrower) of us and our Subsidiaries and (b) all goodwill, trade names, patents, unamortized debt discount and expense and any other like intangibles of us and our Subsidiaries, all as set forth on our most recent consolidated balance sheet and computed in accordance with accounting principles generally accepted in the United States of America.

“Indebtedness” means (without duplication), with respect to any person:

•	every obligation of such person for money borrowed;

•	every obligation of such person evidenced by bonds, debentures, notes or other similar instruments;

•	every reimbursement obligation of such person with respect to letters of credit, bankers’ acceptances or similar facilities issued for the account of such person; and

•

every obligation of the type referred to in the first through third bullets above of another person the payment of which such person has guaranteed or is responsible or liable for, directly or indirectly, as obligor, guarantor or otherwise (but only, in the case of this clause, to the extent such person has guaranteed or is responsible or liable for such obligations).

“Lien” means, with respect to any property or assets, any mortgage or deed of trust, pledge, hypothecation, assignment, security interest, lien, encumbrance or other security arrangement of any kind or nature whatsoever on or with respect to such property or assets (including any conditional sale or other title retention agreement having substantially the same economic effect as any of the foregoing).

“Net Available Proceeds” from any Sale and Leaseback Transaction by any person means cash or readily marketable cash equivalents received (including by way of sale or discounting of a note, installment receivable or other receivable, but excluding any other consideration received in the form of assumption by the acquiree of Indebtedness or obligations relating to the properties or assets that are the subject of such Sale and Leaseback Transaction or received in any other noncash form) therefrom by such person, net of (a) all legal, title and recording tax expenses, commissions and other fees and expenses incurred and all Federal, state, provincial, foreign and local taxes required to be accrued as a liability as a consequence of such Sale and Leaseback Transaction; (b) all payments made by such person or its Subsidiaries on any Indebtedness which is secured in whole or in part by any such properties and assets in accordance with the terms of any Lien upon or with respect to any such properties and assets or which must, by the terms of such Lien, or in order to obtain a necessary consent to such Sale and Leaseback Transaction or by applicable law, be repaid out of the proceeds from such Sale and Leaseback Transaction; and (c) all distributions and other payments made to minority interest holders in Subsidiaries of such person or joint ventures as a result of such Sale and Leaseback Transaction.

“Principal Property” means any real property or any permanent improvement thereon located in the United States owned by PCA or any of its Subsidiaries, including, without limitation, any (a) timber property or (b) warehouse, manufacturing or processing plant, building, structure or other facility (or any portion thereof, and any equipment located at or comprising a part of any such property) having a net book value, as of the date of determination, in excess of 1.0% of our Consolidated Net Tangible Assets.

“Restricted Subsidiary” means any Subsidiary of PCA in which (a) PCA and its other Subsidiaries’ aggregate investments in and advances to such Subsidiary exceed 10% of the total assets of PCA and its Subsidiaries consolidated as of the end of the most recently completed fiscal year; or (b) PCA and its other Subsidiaries’ proportionate share of the total assets of such Subsidiary exceeds 10% of the total assets of PCA and its Subsidiaries consolidated as of the end of the most recently completed fiscal year; or (c) PCA and its other Subsidiaries’ equity in the income from continuing operations before taxes, extraordinary items and cumulative effect of a change in accounting principle of such Subsidiary exceeds 10% of such income of PCA and its Subsidiaries consolidated for the most recently completed fiscal year.

“Sale and Leaseback Transaction” of any person means an arrangement with any lender or investor or to which such lender or investor is a party providing for the leasing by such person of any Principal Property that, more than 12 months after (a) the completion of the acquisition, construction, development or improvement of such Principal Property or (b) the placing in operation of such Principal Property or of such Principal Property as so constructed, developed or improved, has been or is being sold, conveyed, transferred or otherwise disposed of by such person to such lender or investor or to any person to whom funds have been or are to be advanced by such lender on the security of such Principal Property. The term of such arrangement, as of any date (the “measurement date”), shall end on the date of the last payment of rent or any other amount due under such arrangement on or prior to the first date after the measurement date on which such arrangement may be terminated by the lessee, at its sole option without payment of a penalty.

“Subsidiary” of any person means a person more than 50% of the outstanding voting interests in which are owned, directly or indirectly, by such person or by one or more other Subsidiaries of such person or by such person and one or more Subsidiaries thereof.

Events of Default

An “Event of Default” with respect to the debt securities of any series is defined in the indenture as being:

•

default in payment of any principal of or premium, if any, on any of the debt securities of that series when due (whether at maturity, upon redemption, upon repayment or repurchase at the option of the holder or otherwise and whether payable in cash or in shares of our common stock or other securities or property);

•	default in payment of any interest on any of the debt securities of that series when due and payable, and continuance of such default for a period of 30 days;

•

default by us in the performance, or breach by us, of any other covenant in the indenture or in any debt security of that series (other than a covenant included in the indenture solely for the benefit of a series of debt securities other than that series) and continuance of that default for a period of 90 days after notice to us, by registered or certified mail, by the trustee or to us and the trustee by the holders of not less than 25% in aggregate principal amount of the debt securities of that series then outstanding, as provided in the indenture;

•

default in the payment after the final maturity of any bond, note, debenture or other evidence of Indebtedness of us in an aggregate principal amount exceeding U.S.$30,000,000 (or the equivalent thereof in any other currency or currency unit), or default under any bond, note, debenture or other evidence of Indebtedness of us or under any Lien, indenture or other instrument under which there may be issued or by which there may be secured or evidenced any Indebtedness of us, which results in the acceleration of such Indebtedness in an aggregate principal amount exceeding U.S.$30,000,000 (or the equivalent thereof in any other currency or currency unit), but only if such Indebtedness is not discharged or such acceleration is not rescinded or annulled within 30 days after notice to us by the trustee or to us and the trustee by the holders of not less than 25% in aggregate principal amount of the debt securities of that series then outstanding, as provided in the indenture;

•	specified events of bankruptcy, insolvency or reorganization of us; or

•	any other Event of Default established for the debt securities of that series.

The indenture permits us to delete, modify or add to the preceding Events of Default with respect to any series of debt securities, and an Event of Default with respect to a series of debt securities does not necessarily constitute an Event of Default with respect to any other series of debt securities. Any additional or different Events of Default with respect to a particular series of debt securities will be described in the applicable prospectus supplement. The indenture provides that the trustee may withhold notice to the holders of the debt securities of any series of the occurrence of a default with respect to the debt securities of that series (except for a default in the payment of principal, premium, if any, or interest) if the trustee in good faith determines it to be in the best interest of the holders to do so.

If an Event of Default with respect to the debt securities of any series occurs and is continuing, either the trustee or the holders of at least 25% of the aggregate principal amount of the outstanding debt securities of that series may declare the principal of all the debt securities of that series, or of such lesser amount as may be provided for in the debt securities of such series, and accrued and unpaid interest, if any, thereon, to be due and payable immediately. At any time after the debt securities of any series have been accelerated, but before a judgment or decree for payment of money due has been obtained, the holders of a majority of the aggregate principal amount of outstanding debt securities of that series may, under certain circumstances, rescind and annul such acceleration. An Event of Default relating to our bankruptcy, insolvency or reorganization shall cause the principal amount and accrued interest to become immediately due and payable without any declaration or other act by the trustee or holders of the debt securities. For information as to waiver of defaults, see “—Modification, Waivers and Meetings” below.

The indenture provides that, subject to the duty of the trustee during a default to act with the required standard of care, the trustee will be under no obligation to exercise any of its rights or powers under the indenture at the request or direction of any of the holders of debt securities of any series unless such holders shall have offered to the trustee reasonable security or indemnity against the costs, expenses and liabilities which might be incurred by it in compliance with such request or direction. The holders of a majority of the aggregate principal amount of the outstanding debt securities of any series will have the right, subject to certain limitations, to direct the time, method and place of conducting any proceeding for any remedy available to the trustee under the indenture with respect to the debt securities of that series, provided that such direction shall not be in conflict with any rule of law or with the indenture or with the debt securities of any series, the trustee may take any other action deemed proper by the trustee which is not inconsistent with such direction, and such direction is not unduly prejudicial to the rights of the other holders of debt securities of such series not joining in such action.

No holder of any debt securities of any series will have any right to institute any proceeding with respect to the indenture or for any remedy thereunder unless:

•	such holder previously has given written notice to the trustee of a continuing Event of Default with respect to debt securities of that series;

•

the holders of at least 25% in aggregate principal amount of the outstanding debt securities of that series have made written request to the trustee to institute such proceeding as trustee, and offered to the trustee reasonable indemnity against costs, expenses and liabilities incurred in compliance with such request;

•	in the 60-day period following receipt of the notice, request and offer of indemnity referred to above, the trustee has failed to initiate such proceeding; and

•

during such 60-day period, the trustee has not received from the holders of a majority of the aggregate principal amount of the outstanding debt securities of that series a direction inconsistent with such request.

Notwithstanding the provisions described in the immediately preceding paragraph or any other provision of the indenture, the holder of any debt security shall have the right, which is absolute and unconditional, to receive payment of the principal of and premium, if any, and interest on such debt security on the respective dates such payments are due and to institute suit for enforcement of any such payment, and such right shall not be impaired without the consent of such holder.

Modification, Waivers and Meetings

The indenture contains provisions permitting us and the trustee, with the consent of the holders of a majority in principal amount of the outstanding debt securities of each series issued under the indenture that is affected by the modification or amendment, to modify or amend any of the provisions of the indenture or of the debt securities of such series or the rights of the holders of the debt securities of such series under the indenture, provided that no such modification or amendment shall, among other things:

•	change the stated maturity of the principal of, or premium, if any, or any installment of interest, if any, on any debt securities;

•	reduce the principal amount of any debt securities or any premium on any debt securities;

•	reduce the rate of interest (or modify the calculation of such rate) on any debt securities;

•	reduce the principal amount payable upon redemption at our option or at the option of the holder;

•

reduce the amount of the principal of any original issue discount debt security that would be due and payable upon a declaration of acceleration of the maturity or the amount thereof provable in bankruptcy;

•	adversely affect the right of repayment at the option of any holder;

•	change any place where, or the currency in which, any debt securities are payable;

•	impair the holder’s right to institute suit to enforce the payment of any debt securities when due; or

•

reduce the percentage in principal amount of debt securities of any series issued under the indenture the consent of whose holders is required for any such modification or amendment or the consent of whose holders is required for any waiver (of compliance with certain provisions of the indenture or certain defaults thereunder and their consequences) or reduce the requirements for a quorum or voting at a meeting of holders of such debt securities, without in each such case obtaining the consent of the holder of each outstanding debt security issued under the indenture so affected.

The indenture also contains provisions permitting us (when authorized by or pursuant to a board resolution) and the trustee, without notice to or the consent of the holders of any debt securities issued thereunder, to modify or amend the indenture in order to, among other things:

•

add to our covenants for the benefit of the holders of all or any series of debt securities issued under the indenture or to surrender any right or power conferred upon us with respect to all or any series of debt securities issued under the indenture;

•	add any additional Events of Default with respect to all or any series of debt securities issued under the indenture;

•	establish the form or terms of debt securities of any series and of any related coupons;

•

cure any ambiguity or correct or supplement any provision which may be defective or inconsistent with other provisions or to make any other provisions with respect to matters or questions arising under the indenture which shall not adversely affect the interests of the holders of any series of debt securities issued thereunder;

•	evidence the succession of another person to us and the assumption by any such successor of the covenants of us contained in the indenture and the debt securities;

•	secure the debt securities;

•	qualify or maintain the qualification of the indenture under the Trust Indenture Act of 1939;

•

amend or supplement any provision contained in the indenture or in any supplement thereto or in any debt securities, provided that such amendment or supplement does not apply to any outstanding debt securities issued prior to the date of such amendment or supplement and entitled to the benefits of such provision;

•

add to or change any of the provisions of the indenture to provide that bearer debt securities may be registrable as to principal, to change or eliminate any restrictions on the payment of principal of, or any premium or interest on, debt securities, to permit bearer debt securities to be issued in exchange for registered debt securities, to permit bearer debt securities to be exchanged for bearer debt securities of other authorized denominations or to permit or facilitate the issuance of debt securities in uncertificated or global form, provided any such action shall not adversely affect the interests of the holders of debt securities of any series;

•

evidence and provide for the acceptance of appointment under the indenture by a successor trustee with respect to the debt securities of one or more series and add to or change any of the provisions of the indenture as shall be necessary to provide for or facilitate the administration of the trusts under the indenture by more than one trustee;

•

supplement any of the provisions of the indenture to such extent as shall be necessary to permit or facilitate the defeasance, covenant defeasance and/or satisfaction and discharge of any series of debt securities, provided that any such action shall not adversely affect the interests of any holder of a debt security of such series or any other debt security in any material respect;

•	make provisions with respect to conversion or exchange rights of holders of debt securities of any series; or

•

in the case of any series of debt securities which are convertible into or exchangeable for our common stock or other securities or property, safeguard or provide for the conversion or exchange rights, as the case may be, of such debt securities in the event of any reclassification or change of outstanding shares of our common stock or any merger, consolidation, statutory share exchange or combination of us with or into another person or any sale, transfer, disposition or other conveyance of all or substantially all of our properties and assets to any other person or other similar transactions, if expressly required by the terms of such series of debt securities.

The holders of a majority in aggregate principal amount of the outstanding debt securities of any series may, on behalf of all holders of debt securities of that series, waive our compliance with certain restrictive provisions of the indenture, including the covenants described above under “—Covenants—Limitations on Liens” and “—Limitations on Sale and Leaseback Transactions.” The holders of a majority in aggregate principal amount of the outstanding debt securities of any series may, on behalf of all holders of debt securities of that series, waive any past default under the indenture with respect to debt securities of that series and its consequences, except a default in the payment of the principal of, or premium, if any, or interest on any debt securities of such series, in the case of any series of debt securities which are convertible into or exchangeable for our common stock or other securities or property, a default in any such conversion or exchange, or a default in respect of a covenant or provision which cannot be modified or amended without the consent of the holder of each outstanding debt security of such series affected.

The indenture contains provisions for convening meetings of the holders of debt securities of a series issued thereunder. A meeting may be called at any time by the trustee and also, upon request, by us or the holders of at least 10% in principal amount of the outstanding debt securities of such series, in any such case upon notice given in accordance with the provisions of the indenture. Except for any consent which must be given by the holder of each outstanding debt security affected thereby, as described above, any resolution presented at a meeting or adjourned meeting duly reconvened at which a quorum is present may be adopted only by the affirmative vote of the holders of a majority in principal amount of the outstanding debt securities of that series; provided, however, that any resolution with respect to any request, demand, authorization, direction, notice, consent, waiver or other action which the indenture expressly provides may be made, given or taken by the holders of a specified percentage, other than a majority, in principal amount of the outstanding debt securities of a series may be adopted at a meeting or adjourned meeting duly reconvened at which a quorum is present by the affirmative vote of the holders of such specified percentage in principal amount of the outstanding debt securities of that series. Any resolution passed or decision taken at any meeting of holders of debt securities of any series duly held in accordance with the indenture will be binding on all holders of debt securities of that series whether or not such holders were present or represented at the meeting. The quorum at any meeting called to adopt a resolution, and at any reconvened meeting, will be persons holding or representing a majority in principal amount of the outstanding debt securities of a series, subject to certain exceptions.

In determining whether the holders of the requisite principal amount of the outstanding debt securities of any series have given any request, demand, authorization, direction, notice, consent or waiver under the indenture, any debt security of that series owned by us or any other obligor on such debt securities or any of our affiliates or such other obligor will be deemed not to be outstanding.

Defeasance and Covenant Defeasance

When we use the term defeasance, we mean discharge from some or all of our obligations under the indenture. If we deposit with the trustee sufficient cash or government securities to pay the principal, interest and any other sums due to the stated maturity date of the debt securities, then at our option:

•	we will be discharged from our obligations with respect to the debt securities; or

•	we will no longer be under any obligation to comply with certain restrictive covenants under the indenture, and certain events of default will no longer apply to us.

If this happens, the holders of the debt securities will not be entitled to the benefits of the indenture, except for registration of transfer and exchange thereof, and replacement of those that are lost, stolen or mutilated. These holders may look only to those deposited funds or obligations for payment.

We must deliver to the trustee an opinion of counsel to the effect that the deposit and related defeasance would not cause the holders of the debt securities to recognize income, gain or loss for United States federal income tax purposes.

Governing Law

The indenture is, and the debt securities will be, governed by the laws of the State of New York.

Trustee

U.S. Bank National Association is the trustee under the indenture.

PLAN OF DISTRIBUTION

We may sell the debt securities offered pursuant to this prospectus in any of the following ways:

•	directly to one or more purchasers;

•	through agents;

•	through underwriters, brokers or dealers; or

•	through a combination of any of these methods of sale.

We will identify the specific plan of distribution, including any underwriters, brokers, dealers, agents or direct purchasers and their compensation in a prospectus supplement.

LEGAL MATTERS

The validity of the debt securities offered pursuant to this prospectus will be passed upon for us by Mayer Brown LLP, Chicago, Illinois, and for any underwriters or agents by counsel named in the applicable prospectus supplement.

EXPERTS

The consolidated financial statements of Packaging Corporation of America (the “Company”) as of December 31, 2016 and 2015, and for each of the years in the three-year period ended December 31, 2016, and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2016, have been incorporated by reference herein and in the registration statement, in reliance upon the reports of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

The audit report on the effectiveness of internal control over financial reporting as of December 31, 2016 contains an explanatory paragraph that states that Packaging Corporation of America acquired TimBar Corporation (TimBar) and Columbus Container, Inc. (Columbus) during 2016, and management excluded from its assessment of the effectiveness of Packaging Corporation of America’s internal control over financial reporting as of December 31, 2016, TimBar and Columbus’ internal control over financial reporting. As of and for the year ended December 31, 2016, TimBar accounted for approximately 7% of the Company’s consolidated total assets and 2% of consolidated sales and Columbus accounted for approximately 2% of the Company’s consolidated total assets and less than 1% of consolidated sales. KPMG LLP’s audit of internal control over financial reporting of Packaging Corporation of America also excluded an evaluation of the internal control over financial reporting of TimBar and Columbus.

WHERE YOU CAN FIND MORE INFORMATION

We file periodic reports, proxy statements and other information with the SEC. You may read and copy (at prescribed rates) any such reports, proxy statements and other information at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. For further information concerning the SEC’s Public Reference Room, you may call the SEC at 1-800-SEC-0330. Some of this information may also be accessed on the World Wide Web through the SEC’s Internet address at http://www.sec.gov. This website address is not intended to be an active link.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The SEC allows us to “incorporate by reference” information into this prospectus, which means that we can disclose important information about us by referring you to another document filed separately with the SEC. The information incorporated by reference is considered to be a part of this prospectus. This prospectus incorporates by reference the documents and reports listed below (other than portions of these documents that are furnished under Item 2.02 or Item 7.01 of a Current Report on Form 8-K, including any exhibits included with such Items):

•	our Annual Report on Form 10-K for the fiscal year ended December 31, 2016;

•	our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2017, June 30, 2017 and September 30, 2017; and

•	our Current Reports on Form 8-K filed on May 18, 2017 and August 21, 2017.

We also incorporate by reference the information contained in all other documents we file with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (other than portions of these documents that are furnished under Item 2.02 or Item 7.01 of a Current Report on Form 8-K, including any exhibits included with such Items, unless otherwise indicated therein) after the date of this prospectus and prior to the termination of the offerings of all the securities covered by this prospectus. The information contained in any such document will be considered part of this prospectus from the date the document is filed with the SEC.

Any statement contained in this prospectus or in a document incorporated or deemed to be incorporated by reference in this prospectus will be deemed to be modified or superseded to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference in this prospectus modifies or supersedes that statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

We undertake to provide without charge to any person, including any beneficial owner, to whom a copy of this prospectus is delivered, upon oral or written request of such person, a copy of any or all of the documents that have been incorporated by reference in this prospectus, other than exhibits to such other documents (unless such exhibits are specifically incorporated by reference therein). We will furnish any exhibit not specifically incorporated by reference upon the payment of a specified reasonable fee, which fee will be limited to our reasonable expenses in furnishing such exhibit. All requests for such copies should be directed to Kent A. Pflederer, Packaging Corporation of America, 1955 West Field Court, Lake Forest, Illinois 60045, (847) 482-3000.

$900,000,000

Packaging Corporation of America

$500,000,000 3.000% Senior Notes due 2029

$400,000,000 4.050% Senior Notes due 2049

Joint Book-Running Managers

Deutsche Bank Securities

Wells Fargo Securities

Co-Managers

BMO Capital Markets

BofA Securities

Citigroup

J.P. Morgan

PNC Capital Markets LLC

Siebert Williams Shank

BB&T Capital Markets

Mizuho Securities

US Bancorp

PROSPECTUS SUPPLEMENT

November 18, 2019